      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 8, 2000


                                                      REGISTRATION NO. 333-58613
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------


                                AMENDMENT NO. 4

                                       TO

                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

          ADVANCED LIGHTING TECHNOLOGIES, INC.                                 ADLT TRUST I
 (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)   (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


            OHIO                      34-1803229                    DELAWARE                   APPLIED FOR
(STATE OR OTHER JURISDICTION       (I.R.S. EMPLOYER       (STATE OR OTHER JURISDICTION       (I.R.S. EMPLOYER
    OF INCORPORATION OR         IDENTIFICATION NUMBER)        OF INCORPORATION OR         IDENTIFICATION NUMBER)
       ORGANIZATION)                                             ORGANIZATION)


                               32000 AURORA ROAD
                               SOLON, OHIO 44139
                                  440/519-0500
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                WAYNE R. HELLMAN
                            CHIEF EXECUTIVE OFFICER
                      ADVANCED LIGHTING TECHNOLOGIES, INC.
                               32000 AURORA ROAD
                               SOLON, OHIO 44139
                                  440/519-0500
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                  PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:

                     JAMES S. HOGG                                          JONATHAN B. MILLER
          COWDEN, HUMPHREY & SARLSON CO., LPA                                BROWN & WOOD LLP
                  1414 TERMINAL TOWER                                     ONE WORLD TRADE CENTER
                 CLEVELAND, OHIO 44113                                   NEW YORK, NEW YORK 10048
                      216/241-2880                                             212/839-5300

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM       PROPOSED MAXIMUM
         TITLE OF SECURITIES               AMOUNT TO BE         AGGREGATE PRICE       AGGREGATE OFFERING         AMOUNT OF
          TO BE REGISTERED                REGISTERED(1)             PER UNIT             PRICE(1)(2)        REGISTRATION FEE(3)
---------------------------------------------------------------------------------------------------------------------------------
Debt Securities of Advanced Lighting
Technologies, Inc. ("ADLT")(5).......
Common Stock, par value $.001 per
share, of ADLT(6)....................
Preferred Stock, par value $.001 per
share, of ADLT(7)....................      $300,000,000               (2)                $300,000,000            $88,500(4)
Depositary Shares representing
Preferred Stock, of ADLT(8)..........
Warrants of ADLT(9)..................
Preferred Securities of ADLT Trust I
(the "Trust")(10)....................
Guarantee of Preferred Securities of
the Trust(11)........................
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------


                                                   (Footnotes on following page)

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(Footnotes from previous page)

 (1) In no event will the aggregate maximum initial offering price of all securities issued pursuant to this Registration Statement exceed $300,000,000. Any securities registered hereunder may be sold separately, together or as units with other securities registered hereunder.

 (2) The proposed maximum offering price per unit (a) has been omitted pursuant to Instruction II.D of Form S-3 and (b) will be determined, from time to time, by the applicable Registrant in connection with the issuance by such Registrant of the securities registered hereunder.

 (3) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.

 (4) Previously paid.


 (5) Subject to footnote 1, there is being registered hereunder an indeterminate principal amount of Debt Securities as may be sold, from time to time, by ADLT. Such amount shall be increased, if any Debt Securities are issued at an original issue discount, by an amount such that the net proceeds to be received by ADLT shall be equal to the above amount to be registered. Also, in addition to any Debt Securities that may be issued directly under this Registration Statement, there is being registered hereunder such indeterminate amount of Debt Securities as may be issued upon conversion or exchange of other Debt Securities, Preferred Stock or Depositary Shares of ADLT, for which no consideration will be received by ADLT, and such aggregate principal amount of Debt Securities as may be issued and sold to the Trust in connection with the issuance by the Trust of Preferred Securities. Any Debt Securities sold to the Trust as aforesaid may be distributed, under certain circumstances, to the holders of Preferred Securities for no additional consideration.



 (6) Subject to footnote 1, there is being registered hereunder an indeterminate number of shares of Common Stock as may be sold, from time to time, by ADLT. There also is being registered hereunder an indeterminate number of shares of Common Stock as may be issuable upon conversion of the Debt Securities or the Preferred Stock or upon exercise of Warrants registered hereby. The aggregate amount of Common Stock registered hereunder is limited, solely for purposes of any at the market offerings, to that which is permissible under Rule 415(a)(4) of the Securities Act of 1933, as amended.



 (7) Subject to footnote 1, there is being registered hereunder an indeterminate number of shares of Preferred Stock as may be sold, from time to time, by ADLT. There also is being registered hereunder an indeterminate number of shares of Preferred Stock as shall be issuable upon exercise of Warrants registered hereby. In addition, there is being registered hereunder such indeterminate number of shares of Preferred Stock, for which no consideration will be received by ADLT, as may be issuable upon conversion or exchange of Debt Securities.



 (8) Such indeterminate number of Depositary Shares to be evidenced by Depositary Receipts, representing a fractional interest of a share of Preferred Stock. In addition, there is being registered hereunder such indeterminate amount of Debt Securities, for which no consideration will be received by ADLT, as may be issued upon conversion or exchange of Depositary Receipts.



 (9) Subject to footnote 1, there is being registered hereunder an indeterminate number of Warrants representing rights to purchase Debt Securities, shares of Common Stock or Preferred Stock of ADLT registered hereby.


(10) Subject to footnote 1, there is being registered hereunder an indeterminate number of Preferred Securities as may be sold by the Trust.

(11) No separate consideration will be received for the Guarantee of the Preferred Securities of the Trust.

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                    SUBJECT TO COMPLETION, DATED MAY 8, 2000


PROSPECTUS
-----------

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

                                  ADLT TRUST I


          By this prospectus, we may offer up to $300,000,000 of our:


                   DEBT SECURITIES

                   COMMON STOCK

                   PREFERRED STOCK

                   DEPOSITARY SHARES

                   WARRANTS

                   PREFERRED SECURITIES OF ADLT TRUST I.

     INVESTING IN THE SECURITIES COVERED BY THIS PROSPECTUS INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

     NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.


     We may offer the securities directly or through underwriters, agents or dealers. The supplement will describe the terms of that plan of distribution. "Plan of Distribution" below also provides more information on this topic.


             The date of this prospectus is                , 2000.

                             ABOUT THIS PROSPECTUS



     This prospectus is part of a registration statement that ADLT and the Trust filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, ADLT and/or the Trust may sell any combination of the securities described in this prospectus in one or more offerings up to a total offering price of $300,000,000. This prospectus provides you with a general description of the securities ADLT and the Trust may offer. Each time ADLT and/or the Trust offers to sell securities, ADLT and/or the Trust will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and the additional information described below under the heading "Where You Can Find More Information."



                               TABLE OF CONTENTS



                                                              PAGE
                                                              ----
Advanced Lighting Technologies, Inc.........................    3
The Trust...................................................    4
Risk Factors................................................    6
Ratio of Earnings to Fixed Charges and Preferred Stock
  Dividends.................................................   11
Special Note Regarding Forward-Looking Statements...........   12
Use Of Proceeds.............................................   12
Description Of Debt Securities..............................   12
Description Of Capital Stock................................   24
Description Of Depositary Shares............................   28
Description of Warrants.....................................   32
Description of Trust Preferred Securities...................   32
Plan Of Distribution........................................   37
Legal Matters...............................................   37
Experts.....................................................   38
Where You Can Find More Information.........................   38

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

     Advanced Lighting Technologies, Inc. is an innovation-driven designer, manufacturer and marketer of metal halide lighting products. Metal halide lighting combines energy efficient light with long lamp life. It also allows users to see true-to-life colors. Another advantage of metal halide systems is their relatively compact size. We believe that we are the only designer and manufacturer in the world focused primarily on metal halide lighting. As a result of this unique focus, we have developed substantial expertise in all aspects of metal halide lighting. We believe that this focus enhances our ability to respond to customer demand and has contributed to our technologically advanced product development and manufacturing capabilities.

     We have expanded our business to design, manufacture and market a broad range of metal halide products, from basic materials to finished products, and manufacturing equipment, including:

     - materials used to make lamps (the industry term for light bulbs);

     - lamps and other components for lighting systems;

     - complete metal halide lighting systems (i.e., the complete assemblies necessary to create light when connected to electricity); and

     - equipment used to produce metal halide lamps and optical coatings.

     We use some of our materials and components in the manufacture of our own lighting systems for sale to end-users. We also sell materials and components to third-party manufacturers for use in the production of their metal halide products. The integration of our product approach is illustrated below:

                         METAL HALIDE INTEGRATION CHART

              Vertical Integration from Materials through Systems

Products for Manufacturers      Products for End Users      Innovative Products

        MATERIALS             Metal Halide
                                 Systems
          LAMPS              Produced by the                         New
                                 Company                         Applications
     POWER SUPPLIES                                Commercial/
                                                   Industrial/    -Fiber Optics
        CONTROLS                                     Outdoor      -Residential
                            Replacement Parts     Applications    -Headlights
    OPTICS/COATINGS         Sold to End Users                     -Projection TV

                          Metal Halide Systems
                              Produced by
                             Third Parties




     We produce over 300 ultra-pure metal halide salts, which are the primary ingredients in our lamps that give the lamps their superior lighting quality and true-to-life color. We believe that we produce 100% of the metal halide salts used in the manufacture of metal halide lamps in the United States and over 80% of salts used worldwide. We currently market over 460 types of metal halide lamps (76 specialty, 258 "second-generation" Uni-Form(R) pulse start and 132 standard-type), giving us the most diverse product line of any metal halide lamp manufacturer. In addition, we offer components for metal halide and other discharge lamp systems. We also assemble and market complete metal halide systems, which an end user may install to produce light. We produce optical thin film coatings for a variety of applications. We also produce the instruments for measuring and testing film coatings.

METAL HALIDE

     Invented approximately 35 years ago, metal halide is the newest of all major lighting technologies. It produces the closest simulation to sunlight of any available lighting technology. Currently, metal halide lighting is used primarily in

     - commercial and industrial applications such as factories and warehouses,

     - outdoor site and landscape lighting,

     - sports facilities, and

     - large retail spaces such as superstores.

Due to metal halide's superior lighting characteristics and efficiency, we believe many opportunities exist to "metal halidize" lighting markets currently dominated by older incandescent and fluorescent lighting. Metal halide lamps cannot be used in the incandescent and fluorescent lighting fixtures which are very common in existing commercial and industrial facilities. Metal halide lamps provide excellent color rendition, long life (10,000 to 20,000 hours) and very high efficiency (70 to 110 lumens per watt) making them the best choice for many uses. For example, a 100 watt metal halide lamp, which is approximately the same size as a household incandescent lamp, produces as much light as five 100 watt incandescent lamps and as much as three 34-watt, four-foot long fluorescent lamps. While metal halide systems generally offer lower costs over the life of a system, the installation of a metal halide lighting system typically involves higher initial costs than incandescent and fluorescent lighting systems.


     We believe that the majority of the growth of metal halide lighting has occurred in commercial and industrial applications. The lighting industry has introduced metal halide systems in fiber optic, projection television and automotive headlamp applications. We believe that additional opportunities for metal halide lighting exist in other applications where energy efficiency and light quality are important. As a result of our dominant position in metal halide materials, we expect to benefit from continued growth in metal halide markets. In addition, we expect to be a leader in metal halide's continued market expansion by providing new and technically superior innovative metal halide system components and complete systems.



     Our principal place of business is located at 32000 Aurora Road, Solon, Ohio 44139 and our telephone number is 440/519-0500. References in this prospectus to "ADLT" are to our company, Advance Lighting Technologies, Inc. and, usually, to its operating units. References in this prospectus to the Trust are to ADLT Trust I.


                                   THE TRUST

     We formed ADLT Trust I as a statutory business trust under Delaware law. The Trust is governed by


     - a declaration of trust (which may be changed, and which we refer to in this prospectus as the "declaration") signed by us, as sponsor for the trust, and certain of the ADLT trustees (as defined herein) for the trust and


     - a certificate of trust filed with the Delaware Secretary of State on June 1, 1998.

     We formed the Trust so that it may engage in the following limited activities:


     - issuing the trust preferred securities and common securities representing undivided beneficial interests in the assets of the Trust (the "trust common securities" and, together with the trust preferred securities, the "trust securities");



     - investing the gross proceeds of the trust securities in a specific series of debt securities issued by us; and


     - engaging in only those other activities necessary or incidental to these purposes.


     We will own all of the trust common securities. The trust common securities will rank equally ("pari passu"), and payments will be made on trust common securities pro rata, with the trust preferred securities. Upon an event of default under the declaration, our rights as holder of the trust common securities to payment of distributions and payments upon liquidation, redemption, and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Prior to making an offering of trust preferred securities, we will, directly or indirectly, acquire trust common securities in an aggregate liquidation amount equal to approximately 3% of the total capital of the Trust. The Trust's business and affairs will be conducted by the trustees (the "ADLT trustees") who will be appointed by us. Except in certain limited circumstances, we will be entitled to appoint, remove, or replace any of the ADLT trustees. We will be able to change the number of ADLT trustees. The declaration sets out the duties and obligations of the ADLT trustees. A majority of the ADLT trustees (the "regular trustees") will be persons who we employ or who are our officers or affiliates. One ADLT trustee will be a financial institution which will not be affiliated with us and which shall act as property trustee and indenture trustee (the "property trustee") under the Trust Indenture Act of 1939, as amended. In addition, unless the property trustee maintains a principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, one ADLT trustee must have its principal place of business in or reside in the State of Delaware (the "Delaware trustee").



     We will pay all fees and expenses related to the Trust and the offering of trust securities. We will pay distributions with respect to the trust preferred securities from time to time out of money legally available to the Trust. We will guarantee payment on liquidation, redemption or otherwise with respect to the trust preferred securities, described in this prospectus. See "Description of Trust Preferred Securities -- Trust Preferred Securities Guarantee." Unless otherwise specified in the applicable prospectus supplement, our obligations under the trust preferred securities guarantee will be subordinate and junior in right of payment to all of our other liabilities. These obligations will rank equally ("pari passu") in right of payment with the most senior preferred stock, if any, that we may issue from time to time.


     The Trust's principal place of business will be c/o Advanced Lighting Technologies, Inc., 32000 Aurora Road, Solon, Ohio 44139 (telephone 440/519-0500).

                                  RISK FACTORS

     You should consider carefully the following factors, as well as the other information that we include or incorporate by reference in this prospectus or in a supplement to this prospectus, in evaluating an investment in the securities that we are offering.


METAL HALIDE LAMPS, OUR PRIMARY PRODUCT, MUST GAIN WIDER MARKET ACCEPTANCE



     We derive a substantial portion of our net sales and income from selling metal halide materials, systems and components, and production equipment. Our current operations and growth strategy are focused on the metal halide lighting industry. Metal halide is the newest of all commercial lighting technologies. Metal halide lamp sales represented approximately 10% of domestic lamp sales in 1999 compared to fluorescent and incandescent lamps which represented approximately 85% of the same market. We attribute our success to the increased acceptance of metal halide lighting in commercial and industrial uses. Our future results are dependent upon continued growth of metal halide lighting for these and other uses. However, metal halide lamps are not compatible with the substantial installed base of incandescent and fluorescent lighting fixtures, and the installation of a metal halide lighting system typically involves higher initial costs than incandescent and fluorescent lighting systems. Metal halide products may not continue to gain market share within the overall lighting market or competitors may introduce better lighting technologies, displacing metal halide lighting in the market. Either of these occurrences could have a material adverse effect on our business and our results of operations.



GENERAL ELECTRIC COMPANY'S RELATIONSHIP WITH US COULD AFFECT OUR RELATIONSHIP WITH OTHER LIGHTING COMPANIES AND LIMIT OUR ABILITY TO GROW



     General Electric Company made an investment that improved our balance sheet. This investment is expected to increase our operating flexibility. In addition, we anticipate that this will strengthen our supplier-customer relationship with GE. However, we do not yet know if this increased investment will have an adverse affect on our relationship with other major companies in the lighting business. ADLT has not experienced any adverse impact from these other companies since the March 1999 public announcement of the agreement in principle regarding the investment. Pursuant to the terms of the GE investment agreement, GE has the right, by converting its preferred shares and exercising warrants, to acquire approximately 4 million of our common shares. If ADLT fails to maintain the required ratio of earnings before interest and taxes to interest charges for a six-month measurement period, GE would obtain the right to purchase and vote additional shares of our stock and, upon failure for a second measurement period, to acquire voting control of ADLT. The existence of a large block of shares which could effectively control our shareholder votes, or which could be sold in public or private sales, may limit our ability to obtain financing in the future from other sources, including public offerings or private sale of our common stock.



GENERAL ELECTRIC COMPANY'S RIGHTS COULD LIMIT OUR FINANCIAL ALTERNATIVES



     GE has the right to make us redeem their preferred stock after five years. GE also has the right to make us redeem their preferred stock if the necessary governmental approvals are not granted in connection with GE's rights to acquire more of our shares in the future or if we take certain actions, including issuing additional common shares and borrowing more than a total of $210 million. The existence of these limits may reduce the ability of ADLT to obtain financing in the future. If we have to redeem the preferred stock, our financial resources will be reduced. Under certain circumstances, redeeming the preferred stock would cause a default under the indenture governing our 8% Senior Notes Due 2008, which we refer to in this prospectus as the 8% Notes indenture. Although GE cannot make us redeem their preferred stock if such a default would result, the failure to redeem GE's preferred stock after GE makes a request for redemption could adversely affect our relationship with GE.

OUR DEGREE OF INDEBTEDNESS COULD LIMIT OUR ABILITY TO GROW AND REACT TO CHANGES IN MARKET CONDITIONS



     At March 31, 2000, we had approximately $164.2 million of total indebtedness outstanding and $100.1 million of preferred and common shareholders' equity. At March 31, 2000, we also had $20.2 million available (subject to borrowing base compliance and other limitations) to be drawn under our bank credit facility.



     The indentures under which we have issued and may issue our debt securities permit us and our subsidiaries to incur substantial amounts of additional indebtedness in the future. The degree to which we are leveraged could have important consequences to holders of our securities, including the following:



        our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other purposes may be limited; and



        our flexibility in planning for or reacting to changes in market conditions may be limited, causing us to be more vulnerable in the event of a downturn in our business.



OPERATING WITHOUT ADDITIONAL CASH RESOURCES COULD AFFECT OUR OPERATIONS AND
GROWTH



     In the last half of fiscal 1999, we instituted cost reduction measures intended to allow our operations to produce more cash revenues than we spend on operations. We have spent more money on our operations than the revenues our operations have generated in each of our last three fiscal years and the first nine months of fiscal year 2000, and have spent more money on operations and investing in our business than our operations have generated in each of our last four fiscal years and in the first nine months of fiscal year 2000. While we believe we will generate more cash in our operations than we are spending on operations, we can't assure investors that the cost-saving measures will generate positive cash flow from our operations in the future. In addition, we are not currently generating sufficient cash in our business to make the investments in our future growth which we would like. Our ability to borrow additional money under our $60 million bank credit facility which we entered into on May 21, 1999 is limited. In order to have enough cash for future operations and growth, we must generate greater net cash flow and/or demonstrate our ability to achieve acceptable financial results in order to increase our access to additional cash resources from lenders and investors.



OUR LOAN TO MR. HELLMAN MAY AFFECT OUR CAPITAL RESOURCES



     On October 8, 1998, we made a $9 million loan to Wayne R. Hellman, our Chairman and CEO. The loan was due on October 6, 1999. Mr. Hellman has paid interest accrued on the loan through October 6, 1999. The term of the loan has been extended. If Mr. Hellman doesn't repay the loan in accordance with the current understanding, it could materially and adversely affect our ability to obtain money from lenders and investors. If we take action to make Mr. Hellman pay the loan, it may hurt Mr. Hellman's performance, which could hurt our operations.



OUR ABILITY TO DEVELOP AND BROADEN PRODUCT LINES IS IMPORTANT FOR OUR BUSINESS



     We have recently broadened our systems and components product line. The marketing efforts and strategies for such product extensions are quite different from those we have used for our historical operations. We may not be successful in adding new products to our current product categories or in developing new categories of products. If we are unable to successfully add new products or develop new product categories, this could adversely affect our financial results.



OUR BUSINESS SUCCESS HAS BEEN BASED ON NEW PRODUCTS, AND NEW PRODUCTS ARE DIFFICULT TO INTRODUCE SUCCESSFULLY



     We attribute our historical success, in large part, to the introduction of new products in each of our product lines to meet the requirements of our customers. Our future success will depend upon our continued ability to develop and introduce innovative products. Even though we spent significant amounts on research and development in fiscal 1999 and in prior years, we may not be able to develop or introduce innovative products in the future. Even if a new product is developed for a particular type of lighting fixture or use, the product may not be commercially successful in the lighting market. In addition, competitors occasionally have followed our introduction of successful products with similar product offerings. As a result of these and other factors, we may not continue to be successful in introducing new products. If we are unable to successfully introduce new products, this inability could adversely affect our financial results.



OUR SIGNIFICANT PAST GROWTH AND FUTURE GROWTH OBJECTIVES STRAIN OUR RESOURCES



     We have experienced significant growth in recent years. This has placed a strain on our management, employees, finances and operations. We have set aggressive growth objectives for our net sales and net income which may continue to strain our resources. These objectives may be increasingly difficult to achieve. To achieve these objectives, we will seek to develop new products and new uses for our products and seek to expand our distribution capabilities. We may also seek to acquire and/or invest in related businesses inside and outside of the United States. Any of our efforts in pursuit of these objectives may expose us to risks that could adversely affect our results of operations and financial condition. To manage growth effectively, we must continue to implement changes in many aspects of our business, expand our information systems, increase the capacity and productivity of our materials, components, systems and production equipment operations, develop our metal halide systems capability and hire, develop, train and manage an increasing number of managerial, production and other employees. We have made and may continue to make certain of our product line extensions through acquisitions. The success of these acquisitions will depend on the integration of the acquired operations with our existing operations. If we are unable to anticipate or manage growth effectively, our operating results could be adversely affected. Likewise, if we are unable to successfully integrate acquired operations and manage expenses and risks associated with integrating the administration and information systems of acquired companies, our operating results could be adversely affected.



WE MAY NOT BE ABLE TO REALIZE BENEFITS FROM ACQUISITIONS AND INVESTMENTS



     In order to implement our business strategy, we may from time-to-time consider expansion of our products and services through joint ventures, strategic partnerships and acquisitions of, and/or investments in, other business entities. We have no agreement or understanding with any significant prospective acquisition or investment candidate in respect of a specific transaction, but we are engaged in preliminary discussions with certain candidates at the date of this prospectus. We cannot be certain that any agreement will result from such discussions or that we will be able to identify, acquire or manage future acquisition candidates profitably. In addition, we cannot be certain as to the timing or amount of any return or anticipated benefits that we might realize on any acquisition or investment.



     Acquisitions or investments could require us to commit funds, which could reduce our future liquidity. Our possible future acquisitions or investments could result in additional debt, contingent liabilities and amortization expenses related to goodwill and other intangible assets, as well as write-offs of unsuccessful acquisitions, any or all of which could materially adversely affect our performance, and, therefore, holders of our securities. We have made several acquisitions since 1997, including our largest acquisition to date, Ruud Lighting, Inc., the effect of which has been to almost double our revenues on a pro forma basis. There can be no assurance that we will be able to integrate these acquisitions or to manage our expanded operations effectively. In addition, since that date we have made substantial investments in entities that we do not and will not be able to control. We may find it difficult or impossible to realize cash flows from such investments, or to liquidate such investments, which could adversely affect the holders of our securities.



THE EXTENT OF OUR INTERNATIONAL BUSINESS OPERATIONS COULD HURT OUR PERFORMANCE



     We have derived, and expect to derive in the future, a substantial portion of our net sales from our international business. Revenues from customers outside of the United States represented approximately 33% of our net sales for fiscal 1999. Our international joint ventures and operations and our export sales are subject to the risks inherent in doing business abroad, including delays in shipments, adverse fluctuations in currency exchange rates, increases in import duties and tariffs, and changes in foreign regulations and political climate. We have granted and will grant our joint ventures and operations in foreign countries rights to use our technology. While we will attempt to protect our intellectual property rights in these foreign joint ventures and operations, the laws of many foreign countries do not protect intellectual property rights to the same extent as the laws of the United States.



     Approximately 25% of our net sales in fiscal 1999 were denominated in currencies other than U.S. dollars, principally pounds sterling, Australian dollars and Canadian dollars. A weakening of such currencies versus the U.S. dollar could have a material adverse effect on our business and results of operations and, therefore, holders of our securities. We currently do not hedge our foreign currency exposure.



WE MAY NOT BE ABLE TO PROTECT OUR IMPORTANT PATENTS AND TRADE SECRETS AND OTHERS MAY ENFORCE RIGHTS AGAINST US



     We rely primarily on trade secret, trademark and patent laws to protect our rights to certain aspects of our products, including proprietary manufacturing processes and technologies, product research, concepts and trademarks. These rights are important to the success of our products and our competitive position. The actions that we take to protect our proprietary rights may not be adequate to prevent imitation of our products, processes or technology. Our proprietary information may become known to competitors; we may not be able to effectively protect our rights to unpatented proprietary information; and others may independently develop substantially equivalent or better products that do not infringe on our intellectual property rights. Other parties may assert rights in, and ownership of, our patents and other proprietary rights.



     In recent years, we have successfully taken legal action to enjoin misappropriation of trade secrets by other parties. Any increase in the level of activities involving misappropriation of our trade secrets or other intellectual property rights could require us to increase significantly the resources devoted to such efforts. In addition, an adverse determination in litigation could subject us to the loss of our rights to a particular trade secret, trademark or patent, could require us to grant licenses to third parties, could prevent us from manufacturing, selling or using certain aspects of our products, or could subject us to substantial liability. Any of these occurrences could have a material adverse effect on our results of operations.



IF WE LOSE OUR KEY PERSONNEL, IT WOULD ADVERSELY AFFECT OUR BUSINESS



     We are highly dependent on the continued services of Wayne R. Hellman, our founder, Chairman, Chief Executive Officer, and principal shareholder. We and Mr. Hellman have entered into an employment agreement providing for a term ending December 31, 2003. We are also highly dependent on the services of Alan
J. Ruud, our Vice Chairman and a principal shareholder. We and Mr. Ruud have entered into an employment agreement providing for a term ending January 1, 2001. The loss of the services of Mr. Hellman or Mr. Ruud for any reason could have a material adverse effect on our business and, in turn, to investors in our securities. We are the beneficiary of life insurance which we maintain with respect to Mr. Hellman, in the amount of $8 million, and Mr. Ruud, in the amount of $2 million.



CONTROL OF OUR STOCK BY PRINCIPAL SHAREHOLDERS MAY ALLOW THEM TO INFLUENCE SIGNIFICANTLY SHAREHOLDER DECISIONS



     Mr. Hellman individually owns approximately 9.4% of the outstanding shares of our common stock and, individually and in other capacities, has the power to vote a total of 19.4% of the outstanding shares of common stock (or approximately 16.9% of the shareholder voting power). Mr. Ruud individually owns approximately 10.5% of the outstanding shares of common stock and, individually and as a voting trustee, has the power to vote a total of approximately 17.8% of the outstanding shares of common stock (or approximately 15.5% of the shareholder voting power). GE owns shares of our preferred stock with voting power equivalent to approximately 13.0% of our common stock and GE owns approximately 2.6% of our common stock. This gives GE approximately 15.2% of total shareholder voting power, subject to increase upon exercise of its warrant to purchase one million shares of our common stock. In addition to GE's ownership, under certain circumstances GE may in the future gain the right to vote shares owned or voted by Mr. Hellman and Mr. Ruud. As a result, although GE, Mr. Hellman and Mr. Ruud have no arrangement or understanding of any kind with each other as to the current voting of their shares, either GE, Mr. Hellman or Mr. Ruud, or any combination of them, may be able to significantly influence, and may be able effectively to control, all matters requiring shareholder approval, including the election of directors (and thereby our affairs and our management), amendments to our Articles of Incorporation, mergers, share exchanges, the sale of all or substantially all of our assets, going-private transactions and other fundamental transactions.



IF GE OR ANOTHER INVESTOR CAN VOTE MORE THAN 35% OF OUR STOCK, WE MAY HAVE TO REPAY LOANS



     If GE, or any investor or group of investors, other than Mr. Hellman or his family, get the right to vote more than 35% of our stock, our credit facility banks will have the right to demand payment under our revolving and term loans and we will have to offer to repurchase our 8% Notes at a purchase price of 101% of the face amount thereof, together with unpaid interest. These provisions may make it more difficult for someone to take us over. We can't be sure that we will have adequate resources to meet our obligations relating to these loans and the 8% Notes if an investor gains a 35% voting interest. Even if we can meet these obligations, if we have to repay the credit facility banks and repurchase the 8% Notes, it could hurt our ability to finance operations and future growth.



OUR STOCK PRICE HAS VARIED WIDELY



     Our common stock first became publicly traded in December 1995. After the initial public offering, the stock price rose substantially from the initial public offering price of $10 per share. The price of our common stock has varied widely. In October 1998, the closing price of our stock reached as low as $4.875. Such wide variation and the possibility of wide variation in the future may make it difficult for us to sell additional shares of stock at prices which we believe reflect the value of our stock or make it difficult to sell stock at all. If we can't sell stock to obtain the money we need, it may be difficult to operate and grow.



ENVIRONMENTAL REGULATIONS COULD STRAIN OUR RESOURCES



     Our operations are subject to federal, state, local and foreign laws and regulations governing, among other things, emissions to air, discharge to waters, and the generation, handling, storage, transportation, treatment and disposal of waste and other materials. We believe that our business operations and facilities are being operated in compliance in all material respects with applicable environmental, health and safety laws and regulations, many of which provide for substantial fines and criminal sanctions for violations. However, the operations of manufacturing plants entail risks in these areas, and we could incur material costs or liabilities. In addition, we could be required to make potentially significant expenditures to comply with evolving environmental, health and safety laws, regulations or requirements that may be adopted or imposed in the future. The imposition of significant environmental liabilities on us could have a material adverse effect on our business and financial results.



OUR PRIMARY COMPETITORS ARE MORE ESTABLISHED AND HAVE MORE RESOURCES



     We compete with respect to our major products with numerous well-established producers of materials, components, and systems and equipment, many of which possess greater financial, manufacturing, marketing and distribution resources than we do. In addition, many of these competitors' products utilize technology that has been broadly accepted in the marketplace (i.e., incandescent and fluorescent lighting) and is better known to consumers than is our metal halide technology. We compete with GE, Philips Electronics N.V. and Siemens A.G.'s OSRAM/Sylvania, Inc. subsidiary in the sale of metal halide lamps. We estimate, based on published industry data, that these three companies had a combined domestic market share of approximately 85% for metal halide lamps based on units sold and approximately 95% of the total domestic lamp market. Accordingly, these companies dominate the lamp industry and exert significant influence over the channels through which all lamp products, including ours, are distributed and sold. Our component products and systems also face strong competition, particularly in the power supply market, in which our two largest competitors each have a larger market share than we do. Our competitors may increase their focus on metal halide materials, systems and components, and expand their product lines to compete with our products. Any such increase or expansion could have a material adverse effect on our business and financial results.

WE SELL PRODUCTS TO OUR COMPETITORS AND PURCHASE COMPONENTS FROM OUR COMPETITORS



     Notwithstanding the fact that we compete with GE, Philips and Sylvania in the sale of certain of our products, we purchase a significant quantity of raw materials and private label lamps from these three companies (aggregating $18.5 million in fiscal 1999, of which $13.5 million was from GE and $13.2 million in the first nine months of fiscal 2000, of which $10.8 million was from GE) and derive significant revenue from sales of our materials, components, and systems to each of these three companies (aggregating $18.8 million in fiscal 1999, of which $4.6 million was to GE and $18.6 million in the first nine months of fiscal 2000, of which $5.5 million was to GE). Any significant change in our relationships with these companies, or in the manner in which these companies participate in the manufacturing, distribution, and sale of metal halide lighting products, could have a material adverse effect on our business and financial results and, in turn, holders of our securities.



OUR AGREEMENTS WITH CREDITORS IMPOSE RESTRICTIONS THAT COULD IMPEDE OUR GROWTH



     Our bank credit facility and the 8% Notes indenture contain certain restrictive covenants, including, among others:



        covenants limiting our ability and certain of our subsidiaries' ability to incur additional indebtedness, pay dividends, make certain investments, consummate certain asset sales, enter into transactions with affiliates and incur liens; and



        covenants imposing restrictions on the ability of certain subsidiaries to pay dividends or make certain payments to us, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets.



     Although the covenants are subject to various exceptions which are designed to allow us and our subsidiaries to operate without undue restraint, such restrictions could adversely affect our ability to finance our future operations or capital needs or engage in other business activities which may be in our interest. In addition, our bank credit facility requires that we maintain specified financial ratios. Our growth will depend in part upon our ability to fund acquisitions and investments, any of which may make it more difficult to maintain financial ratios. Our ability to comply with such provisions may be affected by events beyond our control. A breach of any of these covenants or the inability to comply with the required financial ratios could result in a default under our bank credit facility that would entitle the lenders to accelerate payment of the entire debt. Such an event would adversely affect us and holders of our securities. We replaced our earlier credit facility in 1999 and we have amended our bank credit facility since it was put into place, in part to amend these covenants. As a growth company, we may need to amend or replace our bank credit facility prior to its maturity on May 21, 2002.


        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


                                                          NINE
                                                         MONTHS
                                                          ENDED
                                                        MARCH 31,          YEAR ENDED JUNE 30,
                                                       -----------   --------------------------------
                                                       2000   1999   1999   1998   1997   1996   1995
                                                       ----   ----   ----   ----   ----   ----   ----
Ratio of earnings to fixed charges(1)................  1.0x     --     --     --   4.8x   2.0x   1.7x
Ratio of earnings to fixed charges and preferred
  stock dividends(1).................................  1.0x     --     --     --   4.8x   2.0x   1.7x


---------------


(1) For purposes of calculating the unaudited ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before income taxes and fixed charges. Fixed charges consist of interest charges and amortization of debt issuance costs, whether expensed or capitalized, and that portion of rental expense that is representative of interest. For the nine months ended March 31, 1999, earnings were inadequate to cover fixed charge requirements by $45,902,000. For fiscal 1999, earnings were inadequate to cover fixed charge requirements by $80,103,000. For fiscal 1998, earnings were inadequate to cover fixed charge requirements by $26,437,000.

                 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


     This prospectus and any supplements, including information incorporated by reference, discuss future expectations, contain projections of our future operating results or financial condition or state other forward-looking information relating to, among other things:


     - our potential acquisitions or joint ventures;

     - our financing plans;

     - trends affecting our financial condition or operating results;

     - continued growth of the metal halide lighting market;

     - our operating and growth strategies; and

     - lawsuits and claims that may affect us.

Known and unknown risks, uncertainties and other factors could cause the actual results to differ materially from those contemplated by those statements. The forward-looking information is based on various factors and was derived using numerous assumptions.

     Important factors that may cause actual results to differ include among other things the results of our efforts to implement our business strategy, the effect of general economic conditions, actions of our competitors and our ability to respond to those actions, the cost of our capital, which may depend in part on our portfolio quality, debt ratings, prospects and outlook, changes in governmental regulation, tax rates and similar matters, the results of lawsuits, the ability to attract and retain quality employees and other risks detailed in our other filings with the SEC. We do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.

                                USE OF PROCEEDS


     We intend to use the net proceeds from the sale of the securities for general corporate purposes. Those purposes include the repayment or refinancing of debt, acquisitions in the ordinary course of business, working capital, investment in operations and capital expenditures. We will describe in the prospectus supplement any proposed use of proceeds other than for general corporate purposes.



     The Trust will use all proceeds from the sale of the trust securities to purchase debt securities of ADLT.


                         DESCRIPTION OF DEBT SECURITIES


     ADLT may issue debt securities either separately, or together with, or upon the conversion of or in exchange for, other securities. The debt securities are to be either senior debt securities or subordinated debt securities of ADLT issued in one or more series under an indenture, as supplemented or amended from time to time to be entered into between ADLT and one or more U.S. banking institutions, as trustee, whose name will be set forth in the applicable prospectus supplement. The indenture may, but need not, have separate trustees for senior and subordinated debt securities. The form of the indenture has been filed as an exhibit to the registration statement. The terms of any series of debt securities will be those set forth in the indenture and such debt securities and those made part of the indenture by the Trust Indenture Act. The summary of certain provisions of the indenture and the debt securities set forth below and the summary of certain terms of a particular series of debt securities set forth in the applicable prospectus supplement do not purport to be complete and are subject to and are qualified in their entirety by reference to all of the provisions of the indenture, which provisions of the indenture (including defined terms) are incorporated herein by reference. As used in this "Description of Debt Securities," all references to ADLT shall mean Advanced Lighting Technologies, Inc., excluding, unless the context shall otherwise require, its subsidiaries.



     In the event debt securities are issued to the Trust or a trustee of the Trust in connection with the issuance of trust securities, such debt securities will be issued pursuant to the indenture and subsequently may be distributed pro rata to the holders of such trust securities in connection with the dissolution of the Trust upon the occurrence of certain events described in the prospectus supplement relating to such trust securities or upon a redemption of trust securities. Only one series of debt securities will be issued to the Trust or a trustee of the Trust in connection with the issuance of trust securities by the Trust.



     The following description of debt securities sets forth certain general terms and provisions of the series of debt securities to which any prospectus supplement may relate. Certain other specific terms of any particular series of debt securities will be described in the applicable prospectus supplement. To the extent that any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described herein, then such terms described herein shall be deemed to have been superseded by such prospectus supplement.



     In addition, this prospectus relates to up to $50,000,000 aggregate principal amount of our 8% Senior Notes Due 2008, which we refer to as the 8% Notes, which we may issue and is in addition to $100,000,000 aggregate principal amount of 8% Notes outstanding as of the date hereof. The 8% Notes are issuable under an indenture dated as of March 18, 1998 between ADLT and The Bank of New York. See "8% Senior Notes Due 2008" below.


GENERAL TERMS OF THE DEBT SECURITIES WHICH WILL BE DESCRIBED IN THE APPLICABLE PROSPECTUS SUPPLEMENT


     The debt securities may be issued from time to time in one or more series of senior debt securities and/or one or more series of subordinated debt securities. The indenture does not limit the aggregate principal amount of debt securities which may be issued thereunder and provides that debt securities of any series may be issued thereunder up to an aggregate principal amount which we may authorize from time to time. Reference is made to the applicable prospectus supplement relating to the series of debt securities offered thereby for specific terms, including (where applicable):



      (1) the title or designation of such debt securities;



      (2) any limit on the aggregate principal amount of such debt securities;



      (3) the price or prices (expressed as a percentage of the principal amount thereof) at which such debt securities will be issued;



      (4) the date or dates on which the principal of and premium, if any, on such debt securities will be payable, or the method or methods, if any, by which such date or dates will be determined;



      (5) the rate or rates at which such debt securities will bear interest, if any, or the method or methods, if any, by which such rate or rates are to be determined, the date or dates, if any, from which such interest will accrue, or the method or methods, if any, by which such date or dates are to be determined, and whether and under what circumstances Additional Amounts (as defined below) on such debt securities will be payable, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;


      (6) the dates on which such interest, if any, will be payable and the record dates, if any, therefor;


      (7) the place or places where the principal of, premium, if any, and interest, if any, or any Additional Amounts on such debt securities will be payable and the place or places where such debt securities may be surrendered for registration of transfer and exchange, if in addition to or other than The City of New York;



      (8) if applicable, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities may be redeemed at ADLT's option or are subject to repurchase at the holder's option;


      (9) the terms of any sinking fund or analogous provision;


     (10) any addition to, or modification or deletion of, any covenant or Event of Default with respect to such debt securities;

     (11) whether any such debt securities are to be issuable as registered securities or bearer securities or both and, if in bearer form, the terms and conditions relating thereto and any limitations on issuance of such bearer securities (including in exchange for registered securities of the same series);



     (12) whether any such debt securities will be issued in temporary or permanent global form and, if so, the identity of the depositary for such global debt security;



     (13) whether and under what circumstances ADLT will pay Additional Amounts (as contemplated by the indenture) on such debt securities to any holder who is a United States Alien (i.e., as defined in the indenture, as such definition may be modified, any person who, for United States Federal income tax purposes, is a foreign corporation, a non-resident alien individual, a non-resident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, for United States Federal income tax purposes, a foreign corporation, a non-resident alien individual or a non-resident alien fiduciary of a foreign estate or trust) in respect of any tax, assessment or other governmental charge and, if so, whether ADLT will have the option to redeem such debt securities rather than pay such Additional Amounts;



     (14) the person to whom any interest on any registered securities of the series shall be payable, if other than the person in whose name the registered security (or one or more predecessor securities (i.e., every previous debt security evidencing all or a portion of the same indebtedness as that evidenced by such particular debt security)) is registered at the close of business on the regular record date for such interest, the manner in which, or the person to whom, any interest on any bearer security of the series shall be payable, if other than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid if other than in the manner provided in the indenture;



     (15) the portion of the principal amount of such debt securities which shall be payable upon acceleration thereof if other than the full principal amount thereof;



     (16) the authorized denominations in which such debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof (in the case of registered securities) or $5,000 (in the case of bearer securities);



     (17) the terms, if any, upon which such debt securities may be convertible into or exchangeable for other securities;



     (18) whether such debt securities will be senior debt securities or subordinated debt securities, and the terms of subordination, if applicable;



     (19) whether the amount of payments of principal of, and premium, if any, and interest, if any, on, such debt securities may be determined with reference to an index, formula or other method or methods (any such debt securities being hereinafter called "indexed securities") and the manner in which such amounts will be determined; and



     (20) any other terms of such debt securities.



     As used in this prospectus and any prospectus supplement relating to the offering of any debt securities, references to the principal of and premium, if any, and interest, if any, on such debt securities will be deemed to include mention of the payment of Additional Amounts, if any, required by the terms of such debt securities in such context. "Additional Amounts" means any additional amounts which are required by the indenture or by the terms of any debt security, under circumstances specified therein, to be paid by ADLT in respect of certain taxes, assessments or other governmental charges imposed on the holders of such debt security and which are owing to such holders.



     Debt securities may be issued as original issue discount securities (i.e., debt securities which provide for declarations of amounts less than the principal face amount thereof to be due and payable upon acceleration pursuant to the indenture) to be sold at a substantial discount below their principal amount. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder thereof upon such acceleration will be determined in the manner described in the applicable prospectus supplement. Material Federal income tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.



     Under the indenture, the terms of the debt securities of any series may differ and ADLT, without the consent of the holders of the debt securities of any series, may reopen a previous series of debt securities and issue additional debt securities of such series or establish additional terms of such series.



     Unless we specify otherwise in the applicable prospectus supplement, the covenants contained in the indenture and the debt securities will not provide special protection to holders of debt securities if we enter into a highly leveraged transaction, recapitalization or restructuring. In addition, unless we specify otherwise in the applicable prospectus supplement, nothing in the indenture or the debt securities will in any way limit the amount of indebtedness or securities that we or our subsidiaries may incur or issue.


REGISTRATION, TRANSFER, PAYMENT AND PAYING AGENT


     Unless otherwise indicated in the applicable prospectus supplement, each series of debt securities will be issued in registered form only, without coupons. The indenture, however, provides that ADLT may also issue debt securities in bearer form only, or in both registered and bearer form. Bearer securities shall not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person (as defined below) other than offices located outside the United States of certain United States financial institutions. As used herein, "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States, any estate the income of which is subject to United States Federal income taxation regardless of its source, or any trust whose administration is subject to the primary supervision of a United States court and which has one or more United States fiduciaries who have the authority to control all substantial decisions of the trust, and "United States" means, except as may be set forth in the prospectus supplement, the United States of America (including the states thereof and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction. Purchasers of bearer securities will be subject to certification procedures and may be affected by certain limitations under United States tax laws. Such procedures and limitations will be described in the prospectus supplement relating to the offering of the bearer securities.



     Unless otherwise indicated in the applicable prospectus supplement, registered securities will be issued in denominations of $1,000 or any integral multiple thereof, and bearer securities will be issued in denominations of $5,000.



     Unless otherwise indicated in the applicable prospectus supplement, the principal, premium, if any, and interest, if any, of or on the debt securities will be payable, and debt securities may be surrendered for registration of transfer or exchange, at an office or agency to be maintained by ADLT in the Borough of Manhattan, The City of New York, provided that payments of interest with respect to any registered security may be made at the option of ADLT by check mailed to the address of the person entitled thereto or by transfer to an account maintained by the payee with a bank located in the United States. No service charge shall be made for any registration of transfer or exchange of debt securities, but ADLT may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses that may be imposed in connection therewith.



     Unless otherwise indicated in the applicable prospectus supplement, payment of principal of, premium, if any, and interest, if any, on bearer securities will be made, subject to any applicable laws and regulations, at such office or agency outside the United States as specified in the prospectus supplement and as ADLT may designate from time to time. Unless otherwise indicated in the applicable prospectus supplement, payment of interest due on bearer securities on any interest payment date will be made only against surrender of the coupon relating to such interest payment date.

     Unless otherwise indicated in the applicable prospectus supplement, no payment of principal, premium or interest with respect to any bearer security will be made at any office or agency in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States; provided, however, that if amounts owing with respect to any bearer securities shall be payable in U.S. dollars, payment with respect to any such bearer securities may be made at the corporate trust office of the trustee or at any office or agency designated by ADLT in the Borough of Manhattan, The City of New York, if (but only if) payment of the full amount of such principal, premium or interest at all offices outside of the United States maintained for such purpose by ADLT is illegal or effectively precluded by exchange controls or similar restrictions.



     Unless otherwise indicated in the applicable prospectus supplement, ADLT will not be required to do the following:



     (1) issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series of like tenor to be redeemed and ending at the close of business on the day of that selection;



     (2) register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part;



     (3) exchange any bearer security called for redemption, except to exchange such bearer security for a registered security of that series and like tenor that is simultaneously surrendered for redemption; or



     (4) issue, register the transfer of or exchange any debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid.


RANKING OF DEBT SECURITIES AND HOLDING COMPANY STRUCTURE


     The senior debt securities will be unsecured unsubordinated obligations of ADLT and will rank on a parity in right of payment with all other unsecured and unsubordinated indebtedness of ADLT, including the 8% Notes. At March 31, 2000, ADLT had approximately $164.2 million of total indebtedness outstanding.



     Although the senior debt securities and the 8% Notes will rank equally ("pari passu") in right of payment with indebtedness outstanding under ADLT's $60.0 million bank credit facility entered into on May 21, 1999 (as amended, the "credit facility"), such indebtedness is secured by substantially all of the personal property of ADLT and each of its North American and United Kingdom subsidiaries and a pledge of stock of each of ADLT's principal subsidiaries. The senior debt securities and the 8% Notes are unsecured and therefore do not have the benefit of such collateral. If an event of default occurs under the credit facility, the banks party thereto will have preferential claims to those assets and may foreclose upon such collateral to the exclusion of the holders of the senior debt securities and the 8% Notes, notwithstanding the existence of an event of default with respect to the senior debt securities and the 8% Notes, respectively. Accordingly, in such an event, ADLT's assets would first be used to repay in full amounts outstanding under the credit facility, resulting in virtually all of ADLT's assets being unavailable to satisfy the claims of holders of the senior debt securities and the 8% Notes until the indebtedness under the credit facility is repaid in full. Any remaining unpaid claims of creditors under the credit facility will rank equally ("pari passu") with the senior debt securities and the 8% Notes and will be entitled to share in any of ADLT's remaining assets.



     ADLT conducts substantially all of its operations through subsidiaries and substantially all of its assets consist of the capital stock of its subsidiaries. Accordingly, the senior debt securities and the 8% Notes will be effectively subordinated to liabilities of ADLT's subsidiaries, including trade payables. At March 31, 2000, the total liabilities of ADLT's subsidiaries, excluding intercompany debt but including trade payables, were approximately $64.6 million. At March 31, 2000, ADLT and its subsidiaries would also have had $20.2 million available (subject to borrowing base compliance and other limitations) to be drawn under the credit facility, which is secured as described above.



     ADLT's rights and the rights of its creditors, including holders of the senior debt securities and the 8% Notes, to participate in the assets of any subsidiary upon such subsidiary's liquidation or recapitalization will be subject, in the case of any subsidiary, to the prior claims of such subsidiary's creditors, except to the extent that ADLT may be a creditor with recognized claims against the subsidiary, in which case the claims of ADLT would still be effectively subordinated to any mortgage or other liens on the assets of such subsidiary and would be subordinate to any indebtedness of such subsidiary senior to that held by ADLT. Accordingly, there can be no assurance that, after providing for all prior claims and all equal ("pari passu") claims, there would be sufficient assets available to satisfy the obligations of ADLT under the senior debt securities and the 8% Notes.



     Because ADLT conducts substantially all of its operations through its subsidiaries, ADLT is and will be dependent upon the distribution of the earnings of its subsidiaries to service its debt obligations, including the senior debt securities and the 8% Notes. ADLT's subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the senior debt securities and the 8% Notes or to make any funds available therefor. There are currently no material restrictions on the ability of the subsidiaries to transfer funds to ADLT in the form of dividends, loans or advances.



     The subordinated debt securities will be unsecured obligations of ADLT and will be subordinated in right of payment to all existing and future senior indebtedness (as defined in the applicable prospectus supplement) of ADLT. See "--Subordination of Subordinated Debt Securities" immediately following this paragraph.


SUBORDINATION OF SUBORDINATED DEBT SECURITIES


     The applicable prospectus supplement will set forth the extent to which subordinated debt securities of or within a particular series are subordinated to other indebtedness.


GLOBAL SECURITIES


     The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to such series. Global debt securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities in definitive form represented thereby, a global debt security may not be transferred except as a whole by the depositary for such global debt security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.



     So long as the depositary or its nominee is the registered owner of a global debt security, that entity will be the sole holder of the debt securities represented by the global debt security. The trustee and ADLT are only required to treat the depositary or its nominee as the legal owner of those debt securities for all purposes under the indenture. Each beneficial owner of debt securities represented by a global debt security will not be entitled to receive physical delivery of certificated securities, will not be considered the holder of those securities for any purpose under the indenture, and will not be able to transfer or exchange the global debt securities, except in the limited circumstances as may be described in this prospectus or the prospectus supplement. As a result, each beneficial owner may have to rely on the procedures of the depositary to exercise any rights of a holder under the indenture, including rights upon an Event of Default. In addition, if the beneficial owner is not a direct or indirect participant in the depositary (each a "participant") the beneficial owner must rely on the procedures of the participant through which it owns its beneficial interest in the global debt security.



     The specific terms of the depositary arrangement with respect to a series of global debt securities and certain limitations and restrictions relating to a series of global bearer securities will be described in the prospectus supplement relating to such series.

OUTSTANDING DEBT SECURITIES


     In determining whether the holders of the requisite principal amount of outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver under the indenture,



          (1) the portion of the principal amount of an original issue discount security that shall be deemed to be outstanding for such purposes shall be that portion of the principal amount thereof that could be declared to be due and payable upon a declaration of acceleration thereof pursuant to the terms of such original issue discount security as of the date of such determination,



          (2) the principal amount of any indexed security that shall be deemed to be outstanding for such purpose shall be the principal face amount of such indexed security determined on the date of its original issuance, and



          (3) any debt security owned by ADLT or any obligor on such debt security or any affiliate of ADLT or such other obligor shall be deemed not to be outstanding.


REDEMPTION AND REPURCHASE


     The debt securities of any series may be redeemable at the option of ADLT, may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase by ADLT at the option of the holders, in each case upon the terms, at the times and at the prices set forth in the applicable prospectus supplement.


CONVERSION AND EXCHANGE


     The terms, if any, on which debt securities of any series are convertible into or exchangeable for common stock, preferred stock, depositary shares or other debt securities will be set forth in the applicable prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holders or at the option of ADLT.



COVENANTS OF ADLT



     Reference is made to the applicable prospectus supplement for information with respect to covenants specific to a particular series of debt securities. If any such covenants are described, the prospectus supplement will also state whether the "covenant defeasance" provisions described below also apply.


EVENTS OF DEFAULT


     Unless otherwise specified in the applicable prospectus supplement, an Event of Default with respect to the debt securities of any series is defined in the indenture as being:



     (1) default for 30 days in payment of any interest with respect to any debt security of such series;



     (2) default in payment of principal or any premium with respect to any debt security of such series when due upon maturity, redemption or otherwise;



     (3) default in making any sinking fund payment or payment under any analogous provision when due with respect to any debt security of such series;



     (4) default by ADLT in the performance, or breach, of any other covenant or warranty in the indenture (other than a covenant or warranty included therein solely for the benefit of one or more series of debt securities other than that series) or any debt security of such series which shall not have been remedied for a period of 90 days after notice to ADLT by the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding;



     (5) acceleration of the maturity of any single outstanding issue of indebtedness of ADLT with an outstanding aggregate principal amount in excess of $10,000,000 (including an acceleration under the indenture with respect to debt securities of any other series), as a result of an event of default thereunder, which acceleration is not annulled or which indebtedness is not discharged within 30 days thereafter;



     (6) ADLT shall fail within 30 days to pay, bond or otherwise discharge any uninsured judgement or court order for the payment of money in excess of $10,000,000, which is not stayed on appeal or is not otherwise being appropriately contested in good faith;



     (7) certain events of bankruptcy, insolvency or reorganization of ADLT; or



     (8) any other Event of Default established for the debt securities of such series.



No Event of Default with respect to any particular series of debt securities necessarily constitutes an Event of Default with respect to any other series of debt securities. The indenture provides that the trustee thereunder may withhold notice to the holders of the debt securities of any series of the occurrence of a default with respect to the debt securities of such series (except a default in payment of principal, premium, if any, interest, if any, or sinking fund payments, if any) if the trustee considers it in the interest of the holders to do so.



     The indenture provides that if an Event of Default with respect to any series of debt securities issued thereunder shall have occurred and be continuing, either the trustee or the holders of at least 25% in principal amount of the debt securities of such series then outstanding may declare the principal amount (or if any debt securities of such series are original issue discount securities, such lesser amount as may be specified in the terms thereof) of all the debt securities of such series to be due and payable immediately, but upon certain conditions such declaration and its consequences may be rescinded and annulled by the holders of a majority in principal amount of the debt securities of such series then outstanding.



     Subject to the provisions of the Trust Indenture Act requiring the trustee, during an Event of Default under the indenture, to act with the requisite standard of care, a trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities of any series unless such holders have offered the trustee reasonable indemnity. Subject to the foregoing, holders of a majority in principal amount of the then outstanding debt securities of any series issued under the indenture shall have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture with respect to such series. The indenture requires the annual filing by ADLT with the trustee of a certificate as to whether or not ADLT is in default under the terms of the indenture.



     Notwithstanding any other provision of the indenture, the holder of any debt security shall have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on such debt security on the respective due dates therefor (as the same may be extended in accordance with the terms of such debt security) and to institute suit for enforcement of any such payment, and such right shall not be impaired without the consent of such holder. In addition, in the case of a debt security issued to the Trust or a trustee of the Trust, if an Event of Default has occurred and is continuing and such Event of Default is attributable to the failure by ADLT to pay the principal of or premium, if any, or interest, if any, on such debt security, then a holder of trust preferred securities may directly institute a proceeding against ADLT for payment.


DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE


     Upon the direction of ADLT, the indenture shall cease to be of further effect with respect to any series of debt securities issued thereunder specified by ADLT (subject to the survival of certain provisions thereof, including the obligation to pay Additional Amounts to the extent described below) when (i) either (A) all outstanding debt securities of such series and, in the case of bearer securities, all coupons appertaining thereto, have been delivered to the trustee for cancelation (subject to certain exceptions) or (B) all debt securities of such series and, if applicable, any coupons appertaining thereto, have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year and ADLT has deposited with the trustee, in trust, funds in U.S. dollars in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such debt securities have become due and payable) or to the maturity thereof, as the case may be, (ii) ADLT has paid all other sums payable under the indenture with respect to the debt securities of such series, and (iii) certain other conditions are met. If the debt securities of any such series provide for the payment of Additional Amounts, ADLT will remain obligated, following such deposit, to pay Additional Amounts on such debt securities to the extent that the amount thereof exceeds the amount deposited in respect of such Additional Amounts as aforesaid.



     If provided in the applicable prospectus supplement, ADLT may elect with respect to any series of debt securities either to defease and be discharged from (a) any and all obligations with respect to such debt securities (except for, among other things, the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such debt securities to the extent that the amount thereof exceeds the amount deposited in respect of such Additional Amounts as provided below, and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities, to hold moneys for payment in trust, and, if applicable, to exchange or convert such debt securities into other securities in accordance with their terms) ("defeasance"), or (b) certain restrictive covenants, if any, in the indenture and, if indicated in the applicable prospectus supplement, its obligations with respect to any other covenant applicable to the debt securities of such series, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to the debt securities of such series ("covenant defeasance"), in either case upon the irrevocable deposit with the trustee (or other qualifying trustee), in trust for such purpose, of an amount, in U.S. dollars at stated maturity, and/or government obligations (as defined in the indenture) which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of and any premium and any interest on (and, to the extent that (x) the debt securities of such series provide for the payment of Additional Amounts and (y) the amount of any such Additional Amounts is at the time of deposit reasonably determinable by ADLT (in the exercise of its sole discretion), any such Additional Amounts with respect to) such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor or the applicable redemption date, as the case may be.



     Such a trust may only be established if, among other things, (i) the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which ADLT is a party or by which it is bound, (ii) no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to the debt securities to be defeased shall have occurred and be continuing on the date of establishment of such a trust and, with respect to defeasance only, at any time during the period ending on the 123rd day after such date and (iii) ADLT has delivered to the trustee an opinion of counsel (as specified in the indenture) to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by ADLT, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture.



     In the event ADLT effects covenant defeasance with respect to any debt securities, and such debt securities are declared due and payable because of the occurrence of any Event of Default or with respect to any other covenant as to which there has been covenant defeasance, the amount of monies and/or government obligations deposited with the trustee to effect such covenant defeasance may not be sufficient to pay amounts due on such debt securities at the time of any acceleration resulting from such Event of Default. However, ADLT would remain liable to make payment of such amounts due at the time of acceleration.



     The applicable prospectus supplement may further describe the provisions, if any, permitting or restricting such defeasance or covenant defeasance with respect to the debt securities of a particular series.

MODIFICATION, WAIVERS AND MEETINGS


     The indenture contains provisions permitting ADLT and the trustee thereunder, with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series issued under the indenture and affected by a modification or amendment, to modify or amend any of the provisions of the indenture or of the debt securities of such series or the rights of the holders of the debt securities of such series under the indenture, provided that no such modification or amendment shall, among other things, (i) change the stated maturity of the principal of, or premium, if any, or any installment of interest, if any, on any debt securities issued under the indenture or reduce the principal amount thereof or any redemption premium thereon, or reduce the rate of interest thereon, or reduce the amount of principal of any original issue discount securities that would be due and payable upon an acceleration of the maturity thereof, or adversely affect any right of repayment at the option of any holder, or change any place where, or the currency in which, any debt securities issued under the indenture are payable, or impair the holder's right to institute suit to enforce the payment of any such debt securities on or after the stated maturity thereof, or make any change that materially adversely affects the right, if any, to convert or exchange such debt securities for other securities in accordance with their terms, or (ii) reduce the aforesaid percentage of debt securities of any series issued under the indenture, the consent of the holders of which is required for any such modification or amendment or the consent of whose holders is required for any waiver (of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences) or reduce the requirements for a quorum or voting at a meeting of holders of such debt securities or (iii) solely in the case of any subordinated debt securities, modify any of the provisions relating to subordination of such subordinated debt securities or the definition of senior indebtedness in a manner adverse to the holders of the subordinated debt securities, without in each such case obtaining the consent of the holder of each outstanding debt security issued under the indenture so affected.



     If the Trust or the property trustee holds a series of debt securities, no such amendment, modification or waiver which requires approval of holders of a certain percentage in principal amount of the outstanding debt securities of such series shall be effective as to such series of debt securities, without the approval of the holders of at least the same percentage of aggregate liquidation amount of outstanding trust securities.



     The indenture also contains provisions permitting ADLT and the trustee, without the consent of the holders of any debt securities issued thereunder, to modify or amend the indenture in order, among other things, (a) to add to the Events of Default or the covenants of ADLT for the benefit of the holders of all or any series of debt securities issued under the indenture; (b) to add or change any provisions of the indenture to facilitate the issuance of bearer securities; (c) to establish the form or terms of debt securities of any series and any related coupons; (d) to cure any ambiguity or correct or supplement any provision therein which may be inconsistent with other provisions therein, or to make any other provisions with respect to matters or questions arising under the indenture which shall not materially and adversely affect the interests of the holders of any series of debt securities issued thereunder in any material respect; (e) to amend or supplement any provision contained in the indenture, provided that such amendment or supplement does not apply to any outstanding debt securities issued prior to the date of such amendment or supplement and entitled to the benefits of such provision; or (f) to amend or supplement any provision therein or in any supplemental indenture, provided that no such amendment or supplement shall materially and adversely affect the interests of the holders of any debt securities then outstanding.



     The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive compliance by ADLT with certain restrictive provisions of the indenture to the extent described in the prospectus supplement. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default under the indenture with respect to debt securities of that series and its consequences, except a default in the payment of the principal of, or premium, if any, or interest, if any, on, any debt securities of such series or in respect of a covenant or provision which cannot be modified or amended without the consent of each holder of the outstanding debt securities of such series so affected.



     The indenture contains provisions for convening meetings of the holders of debt securities of a series issued thereunder. A meeting may be called at any time by the trustee, and also, upon request, by ADLT or the holders of at least 10% in principal amount of the outstanding debt securities of such series, in any such case upon notice given in accordance with the provisions of the indenture. Except for any consent which must be given by the holder of each outstanding debt security affected thereby, as described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum (as described below) is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series. However, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is less than a majority in principal amount of the outstanding debt securities of a series, may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the indenture will be binding on all holders of debt securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series, subject to certain exceptions.


GOVERNING LAW


     The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.


REGARDING THE TRUSTEE


     The Trust Indenture Act contains limitations on the rights of a trustee, should it become a creditor of ADLT, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions with ADLT and its subsidiaries from time to time, provided that if the trustee acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default under the indenture, or else resign.


8% SENIOR NOTES DUE 2008


     General. ADLT may issue up to an additional $50,000,000 aggregate principal amount of its 8% Senior Notes Due 2008 at the date hereof. The additional 8% Notes are issuable under an indenture dated as of March 18, 1998, as supplemented (the "8% Notes Indenture") between ADLT and The Bank of New York (the "8% Notes Trustee"). The 8% Notes Indenture has been incorporated by reference as an exhibit to the registration statement.


     Interest on the 8% Notes will be payable semiannually in cash on March 15 and September 15 of each year.

     The 8% Notes will not be subject to any sinking fund.


     Ranking. The additional 8% Notes, if issued, will be unsecured senior indebtedness and will rank equally ("pari passu") with existing and future unsubordinated unsecured indebtedness, including the senior debt securities and outstanding 8% Notes, and senior in right of payment to all subordinated indebtedness of ADLT. The 8% Notes will be effectively subordinated to all secured indebtedness of ADLT and its subsidiaries with respect to the collateral securing such indebtedness, and the 8% Notes will be effectively subordinated to all liabilities of ADLT's subsidiaries, including trade payables. See "Ranking of Debt Securities and Holding Company Structure" above.



     Certain Covenants. The 8% Notes Indenture contains certain covenants that, among other things, limit the ability of ADLT and certain of its subsidiaries (as defined in the 8% Notes Indenture) to incur indebtedness, pay dividends, prepay subordinated indebtedness, repurchase capital stock, make investments, create liens, engage in transactions with stockholders and affiliates, sell assets and, with respect to ADLT, engage in mergers and consolidations. However, these limitations are subject to a number of important qualifications and exceptions as set forth in the 8% Notes Indenture.

     Optional Redemption. The 8% Notes are redeemable at the option of ADLT, in whole or in part, at any time on or after March 15, 2003 at an initial redemption price of 104% of their principal amount. This redemption price will decline ratably on each subsequent annual anniversary such that any 8% Notes redeemed on or after March 15, 2006 will be redeemed at 100% of their principal amount.



     In addition, at any time and from time to time prior to March 15, 2001, ADLT may redeem up to 35% of the aggregate principal amount of the 8% Notes at a redemption price of 108% of their principal amount. Any such redemption prior to March 15, 2001 will be subject to the following conditions:



     - the redemption must be accomplished with the proceeds of one or more offerings by ADLT of its common stock which has been registered under the Securities Act;


     - at least 65% of the aggregate principal amount of the 8% Notes must remain outstanding after the redemption; and


     - notice of any such redemption must be mailed within 60 days of the offering by ADLT of its common stock.



     Change of Control. Upon the occurrence of certain events deemed to constitute a change of control of ADLT, ADLT will be required to make an offer to purchase the 8% Notes at a purchase price equal to 101% of their principal amount, plus accrued interest. There can be no assurance that ADLT will have sufficient funds available at such time to fulfill this obligation.



     Events of Default. The following are events of default with respect to the 8% Notes:


     (1) principal not paid when due;

     (2) failure to pay interest for 30 days;


     (3) default in the performance of certain covenants relating to mergers, consolidations and transfers of assets, or the failure to make or consummate an offer to repurchase the 8% Notes in accordance with the covenant limiting asset sales or the covenant requiring ADLT to offer to repurchase the 8% Notes in the event of a change of control;


     (4) default in the performance or breach of any other covenants for a period of 30 days;

     (5) acceleration of in excess of $10 million in principal amount of other debt not rescinded within 30 days after notice or the failure to make a principal payment at maturity of any such debt, not made, waived or extended within such 30 day period;


     (6) failure by ADLT or certain of its subsidiaries to pay within 30 days any uninsured judgement or court order for the payment of money in excess of $10 million; and



     (7) certain events in bankruptcy, insolvency or reorganization of ADLT or certain of its subsidiaries.



     The 8% Notes Indenture requires ADLT to provide periodic and other reports containing evidence of ADLT's compliance with the terms of the 8% Notes Indenture.


     Remedies. The 8% Notes Trustee or holders of 25% of the principal amount of the 8% Notes outstanding may declare principal immediately payable, subject to rescission by a majority in principal amount of the holders, except that upon the occurrence of certain events in bankruptcy, insolvency or reorganization as described above, principal shall become immediately due and payable without any act by the 8% Notes Trustee or any holder.

     If an event of default occurs and is continuing, the 8% Notes Trustee may reimburse itself for its reasonable compensation and expenses incurred out of any sums held or received by it before making any payments to the holders of the 8% Notes.

     The right of any holders of the 8% Notes to commence an action for any remedy is subject to certain conditions, including the requirement that the holders of at least 25% of the 8% Notes request that the 8%

Notes Trustee take such action, and offer reasonable indemnity to the 8% Notes Trustee against its liabilities incurred in doing so.


     Modification and Waiver. Modifications and amendments of the 8% Notes Indenture may be made by ADLT and the 8% Notes Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding 8% Notes; provided, however, that no such modification or amendment may, without the consent of each holder affected thereby:


     (1) change the maturity of the principal of, or any installment of interest on, any 8% Note,

     (2) reduce the principal amount of, or premium, if any, or interest on, any 8% Note,

     (3) change the place or currency of payment of principal of, or premium, if any, or interest on, any 8% Note,

     (4) impair the right to institute suit for the enforcement of any payment on or after the maturity date of the 8% Notes (or, in the case of a redemption, on or after the redemption date) of any 8% Note,

     (5) reduce the above-stated percentage of outstanding 8% Notes the consent of whose holders is necessary to modify or amend the 8% Notes Indenture,

     (6) waive a default in the payment of principal of, premium, if any, or interest on the 8% Notes or

     (7) reduce the percentage or aggregate principal amount of outstanding 8% Notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the 8% Notes Indenture or for waiver of certain defaults.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK AND AMOUNT OUTSTANDING


     ADLT's authorized capital stock consists of 80.0 million shares of common stock having a par value of $.001 per share and 1.0 million shares of preferred stock having a par value of $.001 per share. As of April 30, 2000, 20,449,898 shares of common stock and 761,250 shares of Series A Convertible Preferred Stock (the "Series A Stock") were issued and outstanding.


COMMON STOCK


     Reference is made to the applicable prospectus supplement relating to common stock offered thereby for the terms relevant thereto, including the number of shares offered and the initial public offering price.



     Each holder of common stock is entitled to one vote for each share held. Shareholders do not have the right to cumulate their votes in elections of directors. Accordingly, holders of a majority of the voting power represented by issued and outstanding common stock and preferred stock will have the right to elect ADLT's directors and otherwise control the affairs of ADLT.



     Holders of common stock are entitled to dividends on a pro rata basis upon declaration of dividends by the board of directors. Dividends are payable only out of unreserved and unrestricted surplus that is legally available for the payment of dividends. The board of directors is not required to declare dividends, and it currently expects to retain any funds generated from operations to finance the development of ADLT's business. The payment of dividends in the future will depend upon earnings, capital needs, and other factors.



     Upon a liquidation of ADLT, holders of common stock will be entitled to a pro rata distribution of the assets of ADLT, after payment of all amounts owed to ADLT's creditors, and subject to any preferential amount payable to holders of preferred stock of ADLT, if any.

PREFERRED STOCK


  General



     ADLT's articles of incorporation permit ADLT's board of directors to issue shares of preferred stock in one or more series, and to fix the relative rights, preferences, and limitations of each series. Among such rights, preferences, and limitations are dividend rights and rates, provisions for redemption, rights upon liquidation, conversion privileges, and certain voting powers.



  Terms of the Series A Stock



     The Series A Stock is a newly authorized series of preferred stock of ADLT created for issuance to General Electric Company. 761,250 shares of Series A Stock have been authorized and issued to GE. The Series A Stock has a liquidation preference of $27 per share, plus an amount equal to 8% per annum compounded annually from the date of issuance to the date of payment ("Liquidation Preference Amount").



     Each outstanding share of Series A Stock is convertible at any time into four shares (subject to adjustment as described below) of common stock of ADLT. Prior to conversion, holders of Series A Stock are entitled to vote in all shareholder matters together with the holders of common stock as a single class. In any such vote, the holders of Series A Stock are entitled to four votes (equal to the number of shares of common stock into which the Series A Stock held may initially be converted).



     ADLT is required to redeem any shares of Series A Stock which have not been converted or retired on September 30, 2010. Any such redemption would be made at the Liquidation Preference Amount. In addition, holders of the Series A Stock may require ADLT to redeem their shares of Series A Stock by giving notice to ADLT on or before September 30, 2004. If such notice is given, ADLT will be required to make such redemption on or prior to September 30, 2005. In addition, holders of Series A Stock will be entitled to require ADLT to redeem the Series A Stock following the occurrence of any of the following events (each a "Triggering Event"): any action by ADLT to give effect to certain major corporate actions, including actions to merge, sell all or a substantial portion of its assets (other than in the ordinary course of business), issue capital stock, incur or have outstanding indebtedness for borrowed money in excess of $210 million. Upon the occurrence of a Triggering Event, the holders of the Series A Stock may require ADLT to redeem their shares of Series A Stock by giving notice to ADLT within 90 days following the Triggering Event. If such notice is given, ADLT will be required to make such redemption within one year following such notice. Any such redemption would be made at the Liquidation Preference Amount. Under the terms of ADLT's bank credit facility and the 8% Notes Indenture, the redemption of the Series A Stock would currently constitute an event of default, permitting acceleration of the related indebtedness. If prior consent of the banks is obtained, the redemption is permitted under the bank credit facility. Payments for the redemption of equity securities are "Restricted Payments" under the 8% Notes Indenture. The total of all "Restricted Payments" under the 8% Notes Indenture (with exceptions not applicable to stock redemption) cannot exceed one-half of the total of consolidated net earnings of ADLT (excluding consideration of certain unusual items) from April 1, 1998 (taken as a single period) plus the amount of proceeds received from sales of non-redeemable stock. As of March 31, 2000, ADLT had a net loss, excluding extraordinary items, of $79.7 million for the period. Until this deficit has been cured, and sufficient proceeds are received and/or earnings are achieved, ADLT cannot redeem the Series A Stock without causing an event of default with respect to the 8% Notes. In addition, the 8% Notes Indenture prohibits Restricted Payments (with exceptions not applicable to stock redemptions) at any time where the ratio of EBITDA to Interest Expense for the preceding four fiscal quarters does not exceed 2.5 to 1.



     If ADLT fails to make any redemption as required (subject to permitted deferrals in the event that such redemption would cause an event of default with respect to certain indebtedness of ADLT), the conversion ratio of the Series A Stock would be increased from four shares of common stock to eight shares of common stock per share of Series A Stock. In addition, the conversion ratio is subject to adjustment to prevent dilution of the interest of GE by the issuance of common stock after October 6, 1999. Except for issuance of shares under existing employee benefit plans, and certain other enumerated exceptions, any shares of common stock issued at a price below $6.75 per share, or, if higher, below the then current market price, would result in adjustment of the conversion ratio. Any adjustment in the conversion ratio would not affect the voting power represented by shares of Series A Stock prior to conversion.



     Upon liquidation, each share of Series A Stock will be entitled to be paid the Liquidation Preference Amount prior to any payment or distribution to the holders of common stock. Following such payment, holders of Series A Stock will be entitled to a proportional share of any distribution to holders of common stock based on the number of shares of common stock into which the Series A Stock could have been converted at the time of the liquidation.



  Additional Series of Preferred Stock



     The purpose for authorizing the board of directors to issue and to designate the features of preferred stock is, in part, to eliminate delays associated with a shareholder vote to authorize the issuance of preferred stock. The issuance of preferred stock, for example in connection with a shareholder rights plan, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding capital stock of ADLT.



     The terms of any particular series of preferred stock, including preferred stock represented by depositary shares, will be described in the applicable prospectus supplement.



CERTAIN PROVISIONS OF ADLT'S ARTICLES OF INCORPORATION



     ADLT's articles of incorporation provide for a classified board of directors. The directors are divided into three classes. The directors are elected for three-year terms, which are staggered so that the terms of one-third of the directors expire each year. The articles of incorporation permit shareholders to remove directors only for cause at a meeting by the affirmative vote of at least a majority of the outstanding shares of common stock. Directors of ADLT may remove directors with or without cause.



     The above-described provisions of ADLT's articles of incorporation may have certain anti-takeover effects. Such provisions, in addition to the provisions described below and the possible issuance of preferred stock discussed above, may make it more difficult for other persons, without the approval of ADLT's board of directors, to make a tender offer or acquisitions of substantial amounts of the common stock or to launch other takeover attempts that a shareholder might consider to be in such shareholder's best interests.


CERTAIN PROVISIONS OF OHIO LAW


     ADLT is subject to anti-takeover provisions under certain Ohio laws that apply to Ohio public corporations, unless ADLT elects to opt out of these provisions in its Articles of Incorporation or Regulations (by-laws). ADLT has opted out of the Ohio Control Share Acquisition Act.


     Section 1701.13 of the Ohio Revised Code, inter alia, empowers an Ohio corporation to indemnify any director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Similar indemnity is authorized for such person against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith.


     In addition, Section 1701.59 eliminates the personal liability in damages of a director for violations of the director's fiduciary duty, except if it is proved by clear and convincing evidence that his action or failure to act involved acts or omissions undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. ADLT has not opted out of Section 1701.59 of the Ohio Revised Code. This statute does not affect the liability of directors pursuant to Section 1701.95 of the Ohio Revised Code (providing for liability of directors for unlawful payment of dividends or unlawful distribution of assets) nor does it affect the liability of the directors under Federal securities laws.

     ADLT is also subject to Ohio's Merger Moratorium Act. The Merger Moratorium Act generally prohibits a wide range of business combinations and other transactions (including mergers, consolidations, asset sales, loans, disproportionate distributions of property and disproportionate issuances or transfers of shares or rights to acquire shares) between an Ohio corporation and a person that owns, alone or with other related parties, shares representing at least 10% of the voting power of the corporation (an "Interested Shareholder") for a period of three years after such person becomes an Interested Shareholder, unless, prior to the date that the Interested Shareholder became such, the directors approve either the transaction or the acquisition of the corporation's shares that resulted in the person becoming an Interested Shareholder. Following the three-year moratorium period, the corporation may engage in covered transactions with an Interested Shareholder only if, among other things, (i) the transaction receives the approval of the holders of two-thirds of all the voting shares and the approval of the holders of a majority of the voting shares held by persons other than an Interested Shareholder or (ii) the remaining shareholders receive an amount for their shares equal to the higher of the highest amount paid in the past by the Interested Shareholder for the corporation's shares or the amount that would be due the shareholders if the corporation were to dissolve.


     Contemporaneous with the adoption of Ohio's Merger Moratorium Act, Ohio enacted a so-called "green mailer disgorgement" statute which provides that a person who announces a control bid must disgorge profits realized by that person upon the sale of any equity securities within 18 months of the announcement of the control bid.


     ADLT is also subject to Ohio's Control Bid Statute. Ohio's Control Bid Statute provides that no offeror may make a "control bid" pursuant to a tender offer or a request or invitation for tenders unless, on the day the offeror commences a control bid, it files with the Ohio Division of Securities (the "Securities Division") and the target company certain information in respect of the offeror, his ownership of the corporation's shares and his plans for the corporation (including, among other things, plans to terminate employee benefit plans, close any plant or facility or reduce the work force). If the Securities Division determines that the offeror's disclosures are inadequate, it must act within three calendar days from the date of the offeror's filing to issue a suspension order. If a bid is suspended, a hearing must be held within 10 calendar days from the date of the Securities Division's suspension order. The hearing procedure must be completed no later than 16 calendar days after the date on which the suspension was imposed.


     A "control bid" under Ohio's Control Bid Statute is defined as the purchase of or an offer to purchase any equity security of an issuer with certain connections to Ohio from a resident of Ohio if (i) after the purchase of such security, the offeror would directly or indirectly be the beneficial owner of more than 10% of any class of the issued and outstanding equity securities of the issuer; or (ii) the offeror is the issuer, there is a pending control bid by a person other than the issuer and the number of issued and outstanding shares of the corporation will be reduced by more than 10%.


     Finally, Ohio law provides for the right of the board of directors to consider the interests of various constituencies, including employees, customers, suppliers and creditors of ADLT, as well as the communities in which ADLT is located, in addition to the interest of ADLT and its shareholders, in discharging their duties in determining what is in ADLT's best interests.



     The above-described provisions of Ohio law may have certain antitakeover effects. Those provisions make it more difficult for other persons, without the approval of ADLT's board of directors, to make a tender offer or acquisitions of substantial amounts of the common stock or to launch other takeover attempts that a shareholder might consider in such shareholder's best interests.


TRANSFER AGENT


     American Stock Transfer & Trust Company, New York, New York, acts as transfer agent for ADLT's common stock.



     The transfer agent for any series of preferred stock will be named in the applicable prospectus supplement.

                        DESCRIPTION OF DEPOSITARY SHARES


     ADLT may offer depositary shares (either separately or together with other securities) representing fractional interests in shares of preferred stock of any series. In connection with the issuance of any depositary shares, ADLT will enter into a deposit agreement with a bank or trust company, as preferred stock depositary, which will be named in the applicable prospectus supplement. Depositary shares will be evidenced by depositary receipts issued pursuant to the related deposit agreement. The summary of certain provisions of the depositary shares and the deposit agreement set forth below and the summary of certain terms of a particular issue of depositary shares and the related deposit agreement set forth in the applicable prospectus supplement do not purport to be complete and are subject to and qualified in their entirety by reference to all the provisions of the form of deposit agreement, together with the form of related depositary receipt which will be filed as an exhibit to or incorporated by reference in the registration statement, all of which are incorporated herein by reference.



     The following description of depositary shares sets forth certain general terms and provisions of the depositary shares and the related deposit agreement to which any prospectus supplement may relate. Certain other terms of any such depositary shares and the related deposit agreement will be described in the applicable prospectus supplement. To the extent that any particular terms of the depositary shares or the related deposit agreement described in a prospectus supplement differ from any of the terms described herein, then such terms described herein shall be deemed to have been superseded by such prospectus supplement.


INFORMATION TO BE PROVIDED IN THE APPLICABLE PROSPECTUS SUPPLEMENT


     ADLT may provide for the issuance by the preferred stock depositary of depositary receipts evidencing the related depositary shares, each of which depositary shares in turn will represent a fractional interest (which will be specified in the applicable prospectus supplement) in one share of a series of preferred stock. Shares of preferred stock of any series represented by depositary shares will be deposited under a separate deposit agreement. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fraction of a share of preferred stock represented by the related depositary share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the preferred stock represented thereby (including, if applicable and subject to certain matters discussed below, dividend, voting, conversion, exchange, redemption and liquidation rights).



     Depositary shares may be issued in respect of shares of the preferred stock of any series. Immediately following the issuance of any such shares of preferred stock by ADLT, ADLT will deposit such shares of preferred stock with the relevant preferred stock depositary and will cause the preferred stock depositary to issue, on behalf of ADLT, the related depositary receipts.



     Reference is made to the applicable prospectus supplement relating to the depositary shares offered thereby for specific terms, including (where applicable): (i) the terms of the series of preferred stock deposited by ADLT under the related deposit agreement; (ii) the number of such depositary shares and the fraction of one share of such preferred stock represented by one such depositary share; (iii) whether such depositary shares will be listed on any securities exchange; (iv) whether such depositary shares will be sold with any other securities and, if so, the amount and terms thereof; and (v) any other specific terms of such depositary shares and the related deposit agreement.



     Depositary receipts may be surrendered for transfer or exchange for new depositary receipts of different authorized denominations at any office or agency of the relevant preferred stock depositary maintained for such purpose, subject to the terms of the related deposit agreement. Unless otherwise specified in the applicable prospectus supplement, depositary receipts will be issued in denominations evidencing any whole number of depositary shares. No service charge will be made for any permitted transfer or exchange of depositary receipts, but ADLT or the preferred stock depositary may require payment of any tax or other governmental charge payable in connection therewith.

DIVIDENDS AND OTHER DISTRIBUTIONS


     The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the related preferred stock to the record holders of depositary receipts in proportion, insofar as possible, to the number of depositary receipts owned by such holders on the relevant record date. The preferred stock depositary will distribute only such amount, however, as can be distributed without attributing to any holder of depositary receipts a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum, if any, received by the preferred stock depositary for distribution to the record holders of depositary receipts.



     In the event of a distribution other than in cash, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts entitled thereto in proportion, insofar as possible, to the number of depositary receipts owned by such holders on the relevant record date, unless the preferred stock depositary determines that it is not feasible to make such distribution, in which case the preferred stock depositary may, with the approval of ADLT, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including sale (public or private) of such property and distribution of the net proceeds from such sale to such holders.



     The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by ADLT to holders of the related series of preferred stock will be made available to holders of depositary receipts.



     The amount distributed in any of the foregoing cases will be reduced by any amount required to be withheld by ADLT or the preferred stock depositary on the account of taxes.


WITHDRAWAL OF PREFERRED STOCK


     Upon surrender of the depositary receipts at an office or agency of the preferred stock depositary maintained for such purpose (unless the related shares of preferred stock have previously been called for redemption), the holder thereof will be entitled to delivery, at such office or agency, to or upon such holder's order, of the number of whole shares of the related series of preferred stock and any money or other property represented by such depositary receipts. Shares of preferred stock so withdrawn, however, may not be redeposited. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary Shares.


REDEMPTION AND REPURCHASE OF PREFERRED STOCK


     If a series of preferred stock represented by depositary shares is subject to redemption at the option of ADLT, then, whenever ADLT redeems shares of preferred stock of such series held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date the number of depositary shares representing the shares of the preferred stock so redeemed, provided ADLT shall have paid in full to the preferred stock depositary the redemption price of the preferred stock to be redeemed plus any other amounts or property payable with respect to the preferred stock to be redeemed. The redemption price per depositary share will be equal to the redemption price and any other amounts or property per share payable with respect to the preferred stock multiplied by the fraction of a share of preferred stock represented by one such depositary share. If less than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or pro rata or other equitable method, in each case as may be determined by ADLT. If the depositary shares evidenced by a depositary receipt are to be redeemed in part only, one or more new depositary receipts will be issued for any depositary shares not so redeemed.



     After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any monies payable upon such redemption and any money or other property to which the holders of such depositary receipts were entitled upon such redemption upon surrender of such depositary receipts to the preferred stock depositary.



     Depositary shares, as such, are not subject to repurchase by ADLT at the option of the holders. Nevertheless, if the preferred stock represented by depositary shares is subject to repurchase of the option of the holders, the related depositary receipts may be surrendered by the holders thereof to the preferred stock depositary with written instructions to the preferred stock depositary to instruct ADLT to repurchase the preferred stock represented by the depositary shares evidenced by such depositary receipts at the applicable repurchase price specified in the related prospectus supplement. ADLT, upon receipt of such instructions and subject to ADLT having funds legally available therefor, will repurchase the requisite whole number of shares of such preferred stock from the preferred stock depositary, who in turn will repurchase such depositary receipts. Notwithstanding the foregoing, holders shall only be entitled to request the repurchase of depositary shares representing one or more whole shares of the related preferred stock. The repurchase price per depositary share will be equal to the repurchase price and any other amounts per share payable with respect to the preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. If the depositary shares evidenced by a depositary receipt are to be repurchased in part only, one or more new depositary receipts will be issued for any depositary shares not to be repurchased.


VOTING THE PREFERRED STOCK


     Upon receipt of notice of any meeting at which the holders of the preferred stock of any series represented by depositary shares are entitled to vote, the relevant preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the related depositary receipts. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by such holder's depositary shares. The preferred stock depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock represented by such depositary shares in accordance with such instructions, and ADLT will agree to take all reasonable action which may be deemed necessary by the preferred stock depositary in order to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary receipts evidencing the depositary shares representing such preferred stock.


CONVERSION AND EXCHANGE OF PREFERRED STOCK


     If the preferred stock represented by depositary shares is exchangeable at the option of ADLT for other securities, then, whenever ADLT exercises its option to exchange all or a portion of such shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will exchange as of the same exchange date a number of such depositary shares representing the shares of the preferred stock so exchanged, provided ADLT shall have issued and deposited with the preferred stock depositary the securities for which such shares of preferred stock are to be exchanged. The exchange rate per depositary share shall be equal to the exchange rate per share of preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. If less than all of the depositary shares are to be exchanged, the depositary shares to be exchanged will be selected by the preferred stock depositary by lot or pro rata or other equitable method, in each case as may be determined by ADLT. Unless otherwise stated in the applicable prospectus supplement, fractional share interests resulting from any conversion or exchange will be redeemed by ADLT for cash. If the depositary shares evidenced by a depositary receipt are to be exchanged in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be exchanged.



     Depositary shares, as such, are not convertible or exchangeable at the option of the holders into other securities or property. Nevertheless, if the preferred stock represented by depositary shares is convertible into or exchangeable for other securities at the option of the holders, the related depositary receipts may be surrendered by holders thereof to the preferred stock depositary with written instructions to the preferred stock depositary to instruct ADLT to cause conversion or exchange, as the case may be, of the preferred stock represented by the depositary shares evidenced by such depositary receipts into a whole number of shares of common stock or preferred stock, a whole number of common stock warrants, or debt securities in authorized denominations, as specified in the related prospectus supplement. ADLT, upon receipt of such instructions and any amounts payable in respect thereof, will cause the conversion or exchange, as the case may be, and will deliver to the holders such number of whole shares of common stock or preferred stock, a whole number of common stock warrants, or a principal amount of debt securities in authorized denominations (and cash in lieu of any fractional security). The exchange or conversion rate per depositary share shall be equal to the exchange or conversion rate per share of preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. If the depositary shares evidenced by a depositary receipt are to be converted or exchanged in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted or exchanged.


AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT


     The depositary receipts evidencing depositary shares and any provision of the related deposit agreement may at any time be amended by agreement between ADLT and the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts issued under any deposit agreement will not be effective unless such amendment has been approved by the holders of at least a majority of such depositary receipts then outstanding (or such greater proportion as may be required by the rules of any securities exchange on which the related depositary shares may be listed). In no event may any such amendment impair the right of any holder of depositary receipts, subject to the conditions specified in the deposit agreement, to receive the related preferred stock upon surrender of such depositary receipts as described above under "--Withdrawal of Preferred Stock."



     The deposit agreement may be terminated by ADLT upon not less than 60 days' notice to the preferred stock depositary. In any such case, the preferred stock depositary shall deliver or make available to each holder of the related depositary receipts, upon surrender of such depositary receipts, such number of whole shares of the related series of preferred stock represented by the depositary shares evidenced by such depositary receipts, together with cash in lieu of any fractional shares (to the extent ADLT has deposited such cash with the preferred stock depositary). If ADLT does not deposit cash adequate to pay amounts with respect to any fractional shares, ADLT will remain obligated to pay such amounts, but the preferred stock depositary will not be required to advance any amounts on behalf of ADLT. The deposit agreement will automatically terminate if all of the shares of preferred stock deposited thereunder shall have been withdrawn, redeemed, converted or exchanged or if there shall have been a final distribution in respect of such preferred stock in connection with any liquidation, dissolution or winding up of ADLT.


CHARGES OF PREFERRED STOCK DEPOSITARY


     ADLT will pay the fees and expenses of the preferred stock depositary in connection with the performance of its duties under the deposit agreement, and will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. Holders of depositary receipts will be required to pay all other transfer and other taxes and governmental charges (including taxes and other governmental charges in connection with the transfer, exchange, surrender or conversion of depositary receipts) and such other charges as are expressly provided in the deposit agreement.


RESIGNATION AND REMOVAL OF DEPOSITARY


     The preferred stock depositary may resign at any time by delivering to ADLT notice of its election to do so, and ADLT may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary.

MISCELLANEOUS


     The preferred stock depositary will forward to holders of depositary receipts any reports and communications from ADLT which are received by the preferred stock depositary with respect to the related preferred stock.



     Neither the preferred stock depositary nor ADLT will be liable if either is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of ADLT and the preferred stock depositary under the deposit agreement will be limited to performing their duties thereunder without gross negligence or willful misconduct, and ADLT and the preferred stock depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or any related shares of preferred stock or depositary receipts unless satisfactory indemnity is furnished. ADLT and the preferred stock depositary may rely on advice of counsel, accountants or other advisors, and information provided by persons presenting shares of preferred stock for deposit, holders of depositary receipts or other persons believed to be authorized or competent and on documents believed to be genuine.



     In the event that the preferred stock depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and ADLT, on the other hand, the preferred stock depositary shall be entitled to act on such claims, requests or instructions received from ADLT.


                            DESCRIPTION OF WARRANTS


     ADLT may issue warrants for the purchase of registered debt securities, common stock or preferred stock. ADLT has one warrant (besides options issued under stock option plans) issued to GE for the immediate exercise and purchase of 1,000,000 shares of common stock, subject to adjustment if, prior to GE's exercise, ADLT issues common stock priced below $6.75 per share (or, if higher, below the then current market price). ADLT issued to GE this warrant concurrently with GE's investment in ADLT's Series A Stock. ADLT may issue warrants independently or together with any other securities offered by any prospectus supplement, and such warrants may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement into which ADLT and a warrant agent will enter, as specified in the applicable prospectus supplement. The warrant agent will act solely as ADLT's agent in issuing the warrant(s); the warrant agent will not assume any obligation or agency or trust relationship.



     The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following: (i) the title of such warrants; (ii) the aggregate number of such warrants; (iii) the price or prices at which such warrants will be issued; (iv) the designation, terms and number of securities purchasable upon exercise of such warrants; (v) the designation and terms of the securities, if any, with which such warrants are issued and the number of such warrants issued with each such security; (vi) the date, if any, on and after which such warrants and the related securities will be separately transferable;
(vii) the price at which each security purchasable upon exercise of such warrants may be purchased; (viii) the date on which the right to exercise such warrants shall commence and the date on which such right shall expire; (ix) the minimum or maximum amount of such warrants which may be exercised at any one time; (x) information with respect to book-entry procedures, if any; and (xi) any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.


                   DESCRIPTION OF TRUST PREFERRED SECURITIES


     The Trust may issue only one series of trust preferred securities which shall have terms described in the prospectus supplement relating thereto. The declaration will authorize the regular trustees to issue on behalf of the Trust the trust preferred securities. The declaration will be qualified as an indenture under the Trust Indenture Act. The form of declaration has been filed as an exhibit to the registration statement. The terms of the declaration will be those set forth in the declaration and those made part of the declaration by the Trust

Indenture Act. The summary of certain provisions of the trust preferred securities and the declaration set forth below and in any prospectus supplement do not purport to be complete and are subject to and are qualified in their entirety by reference to all of the provisions of the declaration and the trust securities, which provisions are incorporated by reference in this prospectus.



     The following description of the trust preferred securities and the declaration sets forth certain general terms and provisions of the trust preferred securities and the declaration to which any prospectus supplement may relate. Certain other specific terms of the trust preferred securities and the declaration will be described in the applicable prospectus supplement. To the extent that any particular terms of any trust preferred securities or the declaration described in a prospectus supplement differ from any of the terms described in this prospectus, then such terms described in this prospectus shall be deemed to have been superseded by such prospectus supplement.



     The trust preferred securities will have such terms, including distributions, redemption, voting, liquidation, conversion rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the declaration or made part of the declaration by the Trust Indenture Act, and which will generally mirror the terms of the debt securities held by the Trust and described in the prospectus supplement related thereto. Reference is made to the prospectus supplement relating to the trust preferred securities for specific terms, including


         (1)  the designation of such trust preferred securities;
         (2)  the number of trust preferred securities;
         (3) the annual distribution rate (or method of determining such rate) for the trust preferred securities and the date or dates upon which such distributions shall be payable;
         (4) whether distributions on the trust preferred securities shall be cumulative, and, in the case of trust preferred securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on the trust preferred securities shall be cumulative;
         (5) the amount or amounts which shall be paid out of the assets of the Trust to the holders of the trust preferred securities upon voluntary or involuntary dissolution, winding-up or termination of the Trust;
         (6) the right or obligation, if any, of the Trust to purchase or redeem the trust preferred securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which, the trust preferred securities shall or may be purchased or redeemed, in whole or in part, pursuant to such obligation;
         (7) the voting rights, if any, of the trust preferred securities in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of the trust preferred securities, as a condition to specified action or amendments to the declaration;
         (8) the terms and conditions, if any, upon which the trust preferred securities may be converted into or exchanged for shares of common stock or other securities, including the conversion price per share or conversion rate and the circumstances, if any, under which any such conversion right shall expire;
         (9) the terms and conditions, if any, upon which the debt securities may be distributed to holders of the trust preferred securities;
        (10) if applicable, any securities exchange upon which the trust preferred securities shall be listed; and
        (11) any other relevant rights, preferences, privileges, limitations or restrictions of the trust preferred securities.



     All trust preferred securities offered hereby will be guaranteed by ADLT to the extent set forth below under "Trust Preferred Securities Guarantee." Certain United States Federal income tax considerations applicable to any offering of trust preferred securities will be described in the prospectus supplement relating to such offering.



     In connection with the issuance of trust preferred securities, the Trust will issue one series of trust common securities. The declaration will authorize the regular trustees to issue on behalf of the Trust one series of trust common securities having such terms including distributions, redemption, voting and liquidation rights or such restrictions as shall be set forth therein. The terms of the trust common securities will be substantially identical to the terms of the trust preferred securities, and the trust common securities will rank equally ("pari passu"), and payments will be made thereon pro rata, with the trust preferred securities except that, upon an event of default under the declaration, the rights of the holders of the trust common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in certain limited circumstances, the trust common securities will also carry the right to vote to appoint, remove or replace any of the trustees. All of the trust common securities will be directly or indirectly owned by ADLT.


ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES


     If an event of default under the declaration occurs and is continuing, then the holders of the trust preferred securities would rely on the enforcement by the property trustee of its rights as a holder of the debt securities against ADLT. In addition, the holders of a majority in liquidation amount of the trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee under the declaration, including the right to direct the property trustee to exercise the remedies available to it as a holder of the debt securities. If the property trustee fails to enforce its rights under such debt securities, a holder of the trust preferred securities, to the fullest extent permitted by law, may institute a legal proceeding directly against ADLT to enforce the property trustee's rights under such debt securities without first instituting any legal proceeding against the property trustee or any other person or entity. Notwithstanding the foregoing, if an event of default under the declaration has occurred and is continuing and such event is attributable to the failure of ADLT to pay the principal of or premium or interest, if any, on such debt securities on the date such principal, premium or interest, as the case may be, is otherwise payable (or in the case of redemption, on the redemption date), then a holder of the trust preferred securities may directly institute a proceeding for enforcement of payment to such holder of the principal, premium or interest, as the case may be, on such debt securities having a principal amount equal to the aggregate liquidation amount of the trust preferred securities of such holder (a "Direct Action") on or after the respective due date specified in the debt securities. In connection with such Direct Action, ADLT will be subrogated to the rights of such holder of the trust preferred securities under the declaration to the extent of any payment made by ADLT to such holder of trust preferred securities in such Direct Action.


TRUST PREFERRED SECURITIES GUARANTEE


     Set forth below is a summary of information concerning the trust preferred securities guarantee which will be executed and delivered by ADLT for the benefit of the holders from time to time of trust preferred securities. The trust preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act. A trustee whose name will be set forth in the applicable prospectus supplement will act as the trustee under the trust preferred securities guarantee for purposes of the Trust Indenture Act. The form of trust preferred securities guarantee has been filed as an exhibit to the registration statement. The terms of the trust preferred securities guarantee will be those set forth in the trust preferred securities guarantee and those made part of the trust preferred securities guarantee by the Trust Indenture Act. The summary of certain provisions of the trust preferred securities guarantee set forth below and in any prospectus supplement does not purport to be complete and is subject to and qualified in its entirety by reference to all of the provisions of the trust preferred securities guarantee, which provisions of the trust preferred securities guarantee (including defined terms) are incorporated herein by reference. The trust preferred securities guarantee will be held by the preferred guarantee trustee for the benefit of the holders of the trust preferred securities.

     The following description of the trust preferred securities guarantee sets forth certain general terms and provisions of the trust preferred securities guarantee to which any prospectus supplement may relate. Certain other specific terms of the trust preferred securities guarantee will be described in the applicable prospectus supplement. To the extent that any particular terms of the trust preferred securities guarantee described in a prospectus supplement differ from any of the terms described herein, then such terms described herein shall be deemed to have been superseded by such prospectus supplement.


     Terms of the Trust Preferred Securities Guarantee


     Pursuant to the trust preferred securities guarantee, ADLT will agree, to the extent set forth therein, to pay in full to the holders of the trust preferred securities, the guarantee payments (as defined herein) (except to the extent paid by the Trust), as and when due, regardless of any defense, right of setoff or counterclaim which the Trust may have or assert. The following payments with respect to the trust preferred securities to the extent not paid by the Trust (the "guarantee payments"), will be subject to the trust preferred securities guarantee thereof (without duplication):



     (1) any accrued and unpaid distributions which are required to be paid on such trust preferred securities, to the extent the Trust shall have funds available therefor;



     (2) the redemption price (if any) set forth in the applicable prospectus supplement (the "redemption price"), which will not be lower than the liquidation amount, and all accrued and unpaid distributions, to the extent the Trust has funds available therefor, with respect to any trust preferred securities called for redemption by the Trust and



     (3) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of subordinated debt securities to the holders of trust preferred securities or the conversion or redemption of all of the trust preferred securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities to the date of payment, to the extent the Trust has funds available therefor, and (b) the amount of assets of the Trust remaining available for distribution to holders of the trust preferred securities in liquidation of the Trust.



     ADLT's obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by ADLT to the holders of trust preferred securities or by causing the Trust to pay such amounts to such holders.



     The trust preferred securities guarantee will not apply to any payment of distributions on the trust preferred securities except to the extent the Trust shall have funds available therefor. If ADLT does not make interest payments on the debt securities purchased by the Trust, the Trust will not pay distributions on the trust preferred securities issued by the Trust and will not have funds available therefor. The trust preferred securities guarantee, when taken together with ADLT's obligations under the debt securities, the indenture and the declaration, including its obligations to pay certain costs, expenses, debts and liabilities of the Trust (other than with respect to the trust securities), will provide a full and unconditional guarantee by ADLT of payments due on the trust preferred securities.



     ADLT has also agreed separately to guarantee the obligations of the Trust with respect to the trust common securities (the "trust common securities guarantee") to the same extent as the trust preferred securities guarantee, except that upon an Event of Default under the indenture, holders of trust preferred securities shall have priority over holders of trust common securities with respect to distributions and payments on liquidation, redemption or otherwise.



     Certain covenants of ADLT to be set forth in the trust preferred securities guarantee will be described in the applicable prospectus supplement.


  Modification of the Trust Preferred Securities Guarantee; Assignment


     Except with respect to any changes which do not materially adversely affect the rights of holders of trust preferred securities (in which case no vote will be required), the trust preferred securities guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding trust preferred securities. The manner of obtaining any such approval of holders of such trust preferred securities will be as set forth in an accompanying prospectus supplement. All guarantees and agreements contained in the trust preferred securities guarantee shall bind the successors, assigns, receivers, trustees and representatives of ADLT and shall inure to the benefit of the holders of the trust preferred securities then outstanding.


  Termination


     The trust preferred securities guarantee will terminate (a) in connection with a redemption of the trust preferred securities, upon full payment of the redemption price of all trust preferred securities, (b) upon distribution of the debt securities held by the Trust to the holders of the trust preferred securities or the conversion or redemption, if applicable, of all of the trust preferred securities or (c) upon full payment of the amounts payable in accordance with the declaration upon liquidation of the Trust. The trust preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities must restore payment of any sums paid under the trust preferred securities or the trust preferred securities guarantee.


  Events of Default


     An event of default under the trust preferred securities guarantee will occur upon (a) the failure of ADLT to perform any of its payment or other obligations thereunder or (b) if applicable, the failure by ADLT to deliver common stock or other applicable securities upon an appropriate election by the holder or holders of trust preferred securities to convert the trust preferred securities into shares of common stock or other applicable securities, as the case may be.



     The holders of a majority in liquidation amount of the trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the preferred guarantee trustee in respect of the trust preferred securities guarantee or to direct the exercise of any trust or power conferred upon the preferred guarantee trustee under such trust preferred securities. If the preferred guarantee trustee fails to enforce such trust preferred securities guarantee, any holder of trust preferred securities may institute a legal proceeding directly against ADLT to enforce the preferred guarantee trustee's rights under such trust preferred securities guarantee, without first instituting a legal proceeding against the Trust, the preferred guarantee trustee or any other person or entity. ADLT will waive any right or remedy to require that any action be brought first against the Trust or any other person or entity before proceeding directly against ADLT.


  Status of the Trust Preferred Securities Guarantee


     Unless otherwise specified in the applicable prospectus supplement, the trust preferred securities guarantee will constitute an unsecured obligation of ADLT and will rank (i) subordinate and junior in right of payment to all other liabilities of ADLT, (ii) pari passu in right of payment with the most senior preferred or preference stock now or hereafter issued by ADLT, if any, and with any guarantee now or hereafter entered into by ADLT in respect of any preferred or preference stock of any affiliate of ADLT and (iii) senior to common stock. The terms of the trust preferred securities provide that each holder of trust preferred securities by acceptance thereof agrees to the subordination provisions, if any, and other terms of the trust preferred securities guarantee relating thereto.



     The trust preferred securities guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity).


  Information Concerning the Preferred Guarantee Trustee


     The preferred guarantee trustee, prior to the occurrence of a default with respect to the trust preferred securities guarantee, undertakes to perform only such duties as are specifically set forth in such trust preferred securities guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the preferred guarantee trustee is under no obligation to exercise any of the powers vested in it by a trust preferred securities guarantee at the request of any holder of the trust preferred securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby.


                              PLAN OF DISTRIBUTION


     ADLT or the Trust may offer securities directly or through underwriters, dealers or agents. The prospectus supplement will identify those underwriters, dealers or agents and will describe the plan of distribution. If we do not name a firm in the prospectus supplement, that firm may not directly or indirectly participate in any underwriting of those securities, although it may participate in the distribution of securities under circumstances entitling it to a dealer's allowance or agent's commission.


     Any underwriting agreement probably will entitle the underwriters to indemnity against certain civil liabilities under the Federal securities laws and other laws. The underwriters' obligations to purchase securities will be subject to certain conditions and generally will require them to purchase all of the securities if any are purchased.


     Unless otherwise noted in the prospectus supplement, the securities will be offered by the underwriters, if any, when, as and if issued by ADLT or the Trust, delivered to and accepted by the underwriters and subject to their right to reject orders in whole or in part.



     ADLT and the Trust may sell securities to dealers, as principals. Those dealers then may resell the securities to the public at varying prices set by those dealers from time to time.



     ADLT and the Trust also may offer securities through agents. Agents generally act on a "best efforts" basis during their appointment, meaning they are not obligated to purchase securities.


     Dealers and agents may be entitled to indemnification as underwriters by us against certain liabilities under the Federal securities laws and other laws.


     ADLT or the Trust or the underwriters or agents may solicit offers by institutions approved by us to purchase securities under contracts providing for future payment. Permitted institutions include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. Certain conditions apply to those purchases.


     Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue those activities at any time.

     The supplement will set forth the anticipated delivery date of the securities being sold at that time.

                                 LEGAL MATTERS


     Unless otherwise noted in a prospectus supplement, Cowden, Humphrey & Sarlson Co., L.P.A., Cleveland, Ohio, will pass on the legality of the securities offered through this prospectus and any prospectus supplement. Brown & Wood LLP, New York, New York will act as counsel for any underwriters or agents, unless otherwise noted in a supplement. Cowden, Humphrey & Sarlson Co., L.P.A. will rely as to certain matters of New York law upon the opinion of Brown & Wood LLP, and Brown & Wood LLP will rely as to certain matters of Ohio law upon the opinion of Cowden, Humphrey & Sarlson Co., L.P.A.

                                    EXPERTS


     The consolidated financial statements of Advanced Lighting Technologies, Inc. and subsidiaries as of June 30, 1999, and for the year ended June 30, 1999 included in its Annual Report (Form 10-K/A No. 3) for the year ended June 30, 1999, have been audited by Grant Thornton LLP, independent auditors as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The consolidated financial statements of Advanced Lighting Technologies, Inc. at June 30, 1998 and for each of the two years in the period ended June 30, 1998 included in Advanced Lighting Technologies, Inc.'s Annual Report (Form 10-K/A No. 3) for the year ended June 30, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.



                      WHERE YOU CAN FIND MORE INFORMATION



     Advanced Lighting Technologies, Inc. files annual, quarterly and current reports, proxy and information statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, like us, that file electronically at http://www.sec.gov. You may also inspect our SEC reports and other information at the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street N.W., Washington, D.C. 20006.



     The SEC allows us to "incorporate by reference" the information we file with them, which means we can disclose information to you by referring you to those documents. Information incorporated by reference is part of this prospectus. Later information filed with the SEC updates and supersedes this prospectus.



     We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed, or subsequent to the date of the initial registration statement and prior to effectiveness of the registration statement:



     - Annual Report on Form 10-K/A No. 3 of ADLT for the year ended June 30, 1999.



     - Quarterly Reports on Form 10-Q of ADLT for the quarters ended December 31, 1999 and March 31, 2000 and Quarterly Report on Form 10-Q/A of ADLT for the quarter ended September 30, 1999.



     - The description of the common stock contained in ADLT's Registration Statement on Form 8-A filed November 13, 1995, and any amendments or reports filed after the date hereof for the purpose of updating such description.



     These filings include important business and financial information which we are not delivering to you. We will provide you with copies of these filings, at no cost to you, if you make a written or oral request by contacting us at:



     Advanced Lighting Technologies, Inc.


     32000 Aurora Road


     Solon, Ohio 44139


     440/519-0500


     Attention: Corporate Secretary.

------------------------------------------------------
------------------------------------------------------

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY SUPPLEMENT. NO ONE IS AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION.

WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY LOCATION WHERE THE OFFER IS NOT PERMITTED.

YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS, INCLUDING INFORMATION INCORPORATED BY REFERENCE, IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE PROSPECTUS.

                            ------------------------

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                  $300,000,000

                               ADVANCED LIGHTING
                               TECHNOLOGIES, INC.

                                  ADLT TRUST I

                         DEBT SECURITIES, COMMON STOCK,
                       PREFERRED STOCK, DEPOSITARY SHARES
                                AND WARRANTS OF
                      ADVANCED LIGHTING TECHNOLOGIES, INC.

                         TRUST PREFERRED SECURITIES OF
                                  ADLT TRUST I
                            ------------------------

                                   PROSPECTUS
                            ------------------------

                                            , 2000


------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated amounts of the expenses of and related to the offering are as follows:

Registration fee............................................  $ 88,500
Rating agency fees*.........................................    25,000
Printing fees*..............................................   150,000
NASD fee....................................................    30,500
Legal fees and expenses*....................................   240,000
Accounting fees and expenses*...............................   180,000
NASDAQ National Market listing fees*........................    35,000
Trustee fees and expenses*..................................     4,500
Miscellaneous expenses*.....................................    46,500
                                                              --------
     Total*.................................................  $800,000

------------------

* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Reference is made to Section 1701.59 of the Ohio Revised Code, which eliminates the personal liability in damages of a director for violations of the director's fiduciary duty, except if it is proved by clear and convincing evidence that his action or failure to act involved acts or omissions undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. This statute does not affect the liability of directors pursuant to Section 1701.95 of the Ohio Revised Code (providing for liability of directors for unlawful payment of dividends or unlawful distribution of assets).

     Reference is made to section 1701.13 of the Ohio Revised Code, which provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the name of the corporation (a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's articles of incorporation, code of regulations, disinterested director vote, shareholder vote, agreement or otherwise.


     Reference is made to Article Seven of the Code of Regulations (by-laws) of ADLT contained in Exhibit 3.2 hereto which provides for the indemnification of directors and officers to the fullest extent permitted by Ohio law.



     Reference is also made to the Underwriting Agreement to be filed or incorporated by reference as Exhibit 1.1 hereto, which will provide for indemnification of controlling persons, directors and certain officers of ADLT against certain liabilities.

ITEM 16.  EXHIBITS


 1.1     Form of Underwriting Agreement*
 3.1     Second Amended and Restated Articles of Incorporation of
         Advanced Lighting Technologies, Inc. (incorporated by
         reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the Quarterly Period ended December 31,
         1996)
 3.2     Code of Regulations of Advanced Lighting Technologies, Inc.
         (incorporated by reference to Exhibit 3.2 to the Company's
         Registration Statement on Form S-1 (No. 33-97902), effective
         December 11, 1995)
 3.3     Certificate of Adoption of Amended and Restated Articles of
         Incorporation of the Company filed October 6, 1999 with the
         Secretary of State of Ohio (incorporated by reference to
         Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q
         for the Quarterly Period ended December 31, 1999)
 3.4     Certificate of Adoption of Fourth Amendment to Second
         Amended and Restated Articles of Incorporation of the
         Company filed March 16, 2000 with the Secretary of State of
         Ohio (incorporated by reference to Exhibit 3.3 to the
         Company's Quarterly Report on Form 10-Q for the Quarterly
         Period ended March 31, 2000)
 4.1     Form of Indenture**
 4.2     Indenture, dated as of March 18, 1998, between the Company and the Bank of New York (incorporated by reference to
         Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q
         for the Quarterly Period ended March 31, 1998)
 4.3     Form of Senior Debt Security*
 4.4     Form of Subordinated Debt Security*
 4.5     Form of Convertible Debt Security*
 4.6     Form of Preferred Stock Certificate of Designation*
 4.7     Form of Warrant*
 4.8     Form of Warrant Agreement*
 4.9     Form of Deposit Agreement*
 4.10    Declaration of Trust of ADLT Trust I**
 4.11    Form of Amended and Restated Declaration of Trust, including form of Preferred Security of the Trust**
 4.12    Form of Guarantee Agreement with respect to the Preferred
         Securities of the Trust**
 4.13    Form of 8% Senior Note due 2008**
 4.14    First Supplemental Indenture dated September 25, 1998
         between Advanced Lighting Technologies, Inc. and the Bank of
         New York amending the Indenture dated March 18, 1998
         (Incorporated by reference to Exhibit 4.1 to the Company's
         Quarterly Report on Form 10-Q/A for the Quarterly Period
         ended December 31, 1998)
 5.1     Opinion of Cowden, Humphrey & Sarlson Co., L.P.A. as to the
         legality of the securities to be issued other than the
         Preferred Securities of the Trust**
 5.2     Opinion of Brown & Wood LLP regarding certain matters
         relating to New York law**
 5.3     Opinion of Potter Anderson & Corroon LLP as to the validity of the Preferred Securities of the Trust**
12.1     Statement of Computation of Ratios of Advanced Lighting
         Technologies, Inc.
23.1     Consent of Ernst & Young LLP, Independent Auditors
23.2     Consent of Cowden, Humphrey & Sarlson Co., L.P.A. (included in Exhibit 5.1)
23.3     Consent of Brown & Wood LLP (included in Exhibit 5.2)
23.4     Consent of Potter Anderson & Corroon LLP (included in
         Exhibit 5.3)**
23.5     Consent of Grant Thornton LLP, Independent Auditors
24.1     Powers of Attorney**
24.2     Powers of Attorney of Messrs. Breen and Lime
25.1     Form T-1 Statement of Eligibility with respect to the Debt
         Securities*
25.2     Form T-1 Statement of Eligibility with respect to the Debt
         Securities issuable under the Indenture dated as of March
         18, 1998, between the Company and The Bank of New York**

25.3 Form T-1 Statement of Eligibility with respect to the Amended and Restated Declaration of Trust*
25.4 Form T-1 Statement of Eligibility with respect to the Preferred Securities Guarantee*

---------------

 * To be filed with a Current Report on Form 8-K or a Post-Effective Amendment to Registration Statement

** Previously filed

ITEM 17.  UNDERTAKINGS

     (a) Each of the undersigned registrants hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants' annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d) The undersigned registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 4 TO THE REGISTRATION STATEMENT (FORM S-3, NO. 333-58613) TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CLEVELAND, STATE OF OHIO, ON MAY 8, 2000.



                                        ADVANCED LIGHTING TECHNOLOGIES, INC.



                                        By: /s/ ALAN J. RUUD

                                           -------------------------------------

                                            Alan J. Ruud, President



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



                   SIGNATURE                                      TITLE                       DATE
                   ---------                                      -----                       ----

              /s/ WAYNE R. HELLMAN                Chief Executive Officer and Director    May 8, 2000
------------------------------------------------
                Wayne R. Hellman

             /s/ NICHOLAS R. SUCIC                Chief Financial Officer, Vice           May 8, 2000
------------------------------------------------  President and Treasurer (Chief
               Nicholas R. Sucic                  Accounting Officer)

              /s/ FRANCIS H. BEAM                 Director                                May 8, 2000
------------------------------------------------
                Francis H. Beam*

               /s/ JOHN E. BREEN                  Director                                May 8, 2000
------------------------------------------------
                 John E. Breen*

              /s/ JOHN R. BUERKLE                 Director                                May 8, 2000
------------------------------------------------
                John R. Buerkle*

             /s/ THEODORE A. FILSON               Director                                May 8, 2000
------------------------------------------------
              Theodore A. Filson*

               /s/ LOUIS S. FISI                  Director                                May 8, 2000
------------------------------------------------
                 Louis S. Fisi*

               /s/ SUSUMA HARADA                  Director                                May 8, 2000
------------------------------------------------
                 Susuma Harada*

               /s/ THOMAS K. LIME                 Director                                May 8, 2000
------------------------------------------------
                Thomas K. Lime*

                /s/ ALAN J. RUUD                  Director                                May 8, 2000
------------------------------------------------
                 Alan J. Ruud*

             /s/ A GORDON TUNSTALL                Director                                May 8, 2000
------------------------------------------------
               A Gordon Tunstall*

* The undersigned, by signing his name hereto, does hereby execute this Amendment No. 4 to the
  Registration Statement on behalf of the above indicated officers and directors of Advanced Lighting
  Technologies, Inc., pursuant to Powers of Attorney executed by each such officer and director appointing the undersigned as attorney-in-fact and filed with the Securities and Exchange
  Commission.



                                          By: /s/ WAYNE R. HELLMAN

                                            ------------------------------------

                                              Wayne R. Hellman, Attorney-in-Fact

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 4 TO THE REGISTRATION STATEMENT (FORM S-3, NO. 333-58613) TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CLEVELAND, STATE OF OHIO, ON MAY 8, 2000.


                                          ADLT TRUST I
                                          By: Advanced Lighting Technologies,
                                              Inc.,
                                              As Sponsor


                                          By:         /s/ Alan J. Ruud

                                            ------------------------------------
                                              Alan J. Ruud, President

                                 EXHIBIT INDEX



EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
     1.1   Form of Underwriting Agreement*
     3.1   Second Amended and Restated Articles of Incorporation of
           Advanced Lighting Technologies, Inc. (incorporated by
           reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the Quarterly Period ended December 31,
           1996)
     3.2   Code of Regulations of Advanced Lighting Technologies, Inc.
           (incorporated by reference to Exhibit 3.2 to the Company's
           Registration Statement on Form S-1 (No. 33-97902), effective
           December 11, 1995)
     3.3   Certificate of Adoption of Amended and Restated Articles of
           Incorporation of the Company filed October 6, 1999 with the
           Secretary of State of Ohio (incorporated by reference to
           Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q
           for the Quarterly Period ended December 31, 1999)
     3.4   Certificate of Adoption of Fourth Amendment to Second
           Amended and Restated Articles of Incorporation of the
           Company filed March 16, 2000 with the Secretary of State of
           Ohio (incorporated by reference to Exhibit 3.3 to the
           Company's Quarterly Report on Form 10-Q for the Quarterly
           Period ended March 31, 2000)
     4.1   Form of Indenture**
     4.2   Indenture, dated as of March 18, 1998, between the Company and the Bank of New York (incorporated by reference to
           Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q
           for the Quarterly Period ended March 31, 1998)
     4.3   Form of Senior Debt Security*
     4.4   Form of Subordinated Debt Security*
     4.5   Form of Convertible Debt Security*
     4.6   Form of Preferred Stock Certificate of Designation*
     4.7   Form of Warrant*
     4.8   Form of Warrant Agreement*
     4.9   Form of Deposit Agreement*
     4.10  Declaration of Trust of ADLT Trust I**
     4.11  Form of Amended and Restated Declaration of Trust, including form of Preferred Security of the Trust**
     4.12  Form of Guarantee Agreement with respect to the Preferred
           Securities of the Trust**
     4.13  Form of 8% Senior Note due 2008**
     4.14  First Supplemental Indenture dated September 25, 1998 between Advanced Lighting Technologies, Inc. and the Bank of
           New York amending the Indenture dated March 18, 1998
           (Incorporated by reference to Exhibit 4.1 to the Company's
           Quarterly Report on Form 10-Q/A for the Quarterly Period
           ended December 31, 1998)
     5.1   Opinion of Cowden, Humphrey & Sarlson Co., L.P.A. as to the
           legality of the securities to be issued other than the
           Preferred Securities of the Trust**
     5.2   Opinion of Brown & Wood LLP regarding certain matters
           relating to New York law**
     5.3   Opinion of Potter Anderson & Corroon LLP as to the validity of the Preferred Securities of the Trust**
    12.1   Statement of Computation of Ratios of Advanced Lighting
           Technologies, Inc.
    23.1   Consent of Ernst & Young LLP, Independent Auditors
    23.2   Consent of Cowden, Humphrey & Sarlson Co., L.P.A. (included in Exhibit 5.1)
    23.3   Consent of Brown & Wood LLP (included in Exhibit 5.2)

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
    23.4   Consent of Potter Anderson & Corroon LLP (included in
           Exhibit 5.3)**
    23.5   Consent of Grant Thornton LLP, Independent Auditors
    24.1   Powers of Attorney**
    24.2   Powers of Attorney of Messrs. Breen and Lime
    25.1   Form T-1 Statement of Eligibility with respect to the Debt
           Securities*
    25.2   Form T-1 Statement of Eligibility with respect to the Debt
           Securities issuable under the Indenture dated as of March
           18, 1998, between the Company and The Bank of New York**
    25.3   Form T-1 Statement of Eligibility with respect to the
           Amended and Restated Declaration of Trust*
    25.4   Form T-1 Statement of Eligibility with respect to the
           Preferred Securities Guarantee*


---------------

 * To be filed with a Current Report on Form 8-K or a Post-Effective Amendment to Registration Statement

** Previously filed